Exhibit 10-Z
     EXECUTION COPY
CREDIT AGREEMENT
dated as of
June 22, 2006
among
DANA CANADA CORPORATION
as Borrower and as a Credit Party
DANA CANADA HOLDING COMPANY,
DANA CANADA LTD., and
DANA CANADA LP
as Guarantors and as Credit Parties
THE LENDERS FROM TIME TO TIME PARTIES HERETO
as Lenders
CITIBANK CANADA
as Administrative Agent
CITIBANK CANADA,
JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, and
BANK OF AMERICA, N.A., CANADA BRANCH
as Issuing Banks
CITIBANK CANADA,
as Initial Swing Line Lender
CITIBANK CANADA,
JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, and
BANK OF AMERICA, N.A., CANADA BRANCH,
as Joint Lead Arrangers and Joint Bookrunners
WACHOVIA CAPITAL FINANCE CORPORATION (CANADA), and
CIT BUSINESS CREDIT CANADA INC.,
as Documentation Agents

CREDIT AGREEMENT
          THIS CREDIT AGREEMENT is dated as of June 22, 2006 and is entered into among Dana Canada Corporation, as Borrower and as a Credit Party, Dana Canada Holding Company, Dana Canada Ltd. and Dana Canada LP, as Guarantors and as Credit Parties, the Lenders from time to time parties hereto, as Lenders, Citibank Canada, JPMorgan Chase Bank, N.A., Toronto Branch and Bank of America, N.A., Canada Branch, as Issuing Banks, Citibank Canada, as Initial Swing Line Lender, Citibank Canada, as Administrative Agent, Citibank Canada, JPMorgan Chase Bank, N.A., Toronto Branch and Bank of America, N.A., Canada Branch, as Joint Lead Arrangers and Joint Bookrunners (collectively, the “Lead Arrangers”) and Wachovia Capital Finance Corporation (Canada) and CIT Business Credit Canada Inc., as Documentation Agents (collectively, the “Documentation Agents”) .
RECITALS
A.	The Lenders have agreed to provide certain credit facilities to the Borrower.

B.	The Guarantors have agreed to guarantee the obligations of the Borrower in connection herewith.
          NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “Accounts” means, in respect of each Credit Party, all of such Credit Party’s now existing and future: (a) accounts (as defined in the PPSA), and any and all other receivables (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by, or arising from, all of such Credit Party’s sales, leases, loans, rentals of goods or renditions of services to its customers, including those accounts arising under any of such Credit Party’s trade names or styles, or through any of such Credit Party’s divisions; (b) any and all instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the PPSA); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant hereto; (f) guarantees, indemnification rights, supporting obligations, payment intangibles, tax refunds and letter of credit rights; (g) insurance policies or rights relating to any of the foregoing; (h) intangibles pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software relating thereto; (i) notes, deposits or property of borrowers or other account debtors securing the obligations of any such borrowers or other account debtors to such Credit Party; (j) cash and non cash proceeds (as defined in the PPSA) of any and all of the foregoing; and (k) all monies and claims for monies now or hereafter due and payable in connection with any and all of the foregoing or otherwise.
     “Acceptance Fee” means a fee payable by the Borrower to the Administrative Agent for the account of a Lender in Canadian Dollars with respect to the acceptance of a B/A or the making of a B/A Equivalent Loan, calculated on the face amount of the B/A or the B/A Equivalent Loan at a rate per annum equal to the Applicable Margin from time to time in effect on the basis of the actual number of days in the applicable Contract Period (including the date of acceptance and excluding the date of maturity) and a year of 365 days, (it being agreed that the Applicable Margin in respect of a B/A Equivalent Loan is equivalent to the Applicable Margin otherwise applicable to the B/A Borrowing which has been replaced by the making of such B/A Equivalent Loan pursuant to Section 2.11 (h)).
     “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (ii) the acquisition or ownership of in excess of 50% of the Equity Securities in any Person, or (iii) the acquisition of another Person by a merger, consolidation, amalgamation or any other combination with such Person.
     “Administrative Agent” means Citibank Canada, in its capacity as administrative agent for the Lenders hereunder, or any successor Administrative Agent appointed pursuant to Section 8.9.
     “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, (a) any Person which, directly or indirectly, Controls, is Controlled by or is under common Control with any other Person; (b) any Person which beneficially owns or holds, directly or indirectly, 10% or more of any class of voting stock or equity interest (including partnership interests) of any other Person; (c) any Person, 10% or more of any class of the voting stock (or if such Person is not a corporation, 10% or more of the equity interest, including partnership interests) of which is beneficially owned or held, directly or indirectly, by any other Person; or (d) any Person related within the meaning of the ITA to any such Person and includes any “Affiliate” within the meaning specified in the Canada Business Corporations Act on the date hereof.
     “Agreement” means this Credit Agreement, as it may be amended, modified, supplemented or restated from time to time.
     “Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Credit Party to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement were being terminated early on such date of determination, (ii) such Credit Party was the sole “Affected Party,” and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of Master Agreement); (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss or gain on such Hedge Agreement to the Credit Party signatory to such Hedge Agreement based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss or gain on such Hedge Agreement to the Credit Party signatory to such Hedge Agreement determined as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Credit Party exceeds (ii) the present value of the future cash flows to be received by such Credit Party pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.
     “Applicable Law” means all federal, provincial, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, including general principles of common and civil law and equity, and all policies, practices and guidelines of any Governmental Authority binding on the Person referred to in the context in which such word is used, in each case having the force of law.
     “Applicable Margin” means, with respect to (a) Canadian Prime Loans and Base Rate Loans, 1.25% per annum, and (b) LIBO Rate Loans and B/A Borrowings, 2.25% per annum.
     “Applicable Percentage” means with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If any Commitments have terminated or expired, the Applicable Percentages in respect of the terminated or expired Commitments shall be determined based upon the relevant Commitments most recently in effect (i.e., prior to their termination or expiry), giving effect to any assignments.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit I or any other form approved by the Administrative Agent.
     “Availability Reserves” means, as of any date of determination, such amounts as shall initially be mutually agreed to by the Borrower and the Administrative Agent, and thereafter may be fixed and revised from time to time by the Administrative Agent in its reasonable commercial judgment, reducing the Borrowing Base which would otherwise be available to the Borrower under the lending formulas provided for herein, without duplication, (a) to reflect criteria, events, conditions, contingencies or risks which, as determined by the Administrative Agent in its commercially reasonable judgment, do or may affect either (i) the value of any component of the Borrowing Base or (ii) the enforceability, perfection and priority of the security interests and other rights of the Administrative Agent in the Collateral, or (b) to reflect the Administrative Agent’s customary practice or its commercially reasonable belief that any collateral report or financial information furnished by or on behalf of the Borrower to the Administrative Agent is or may have been incomplete, inaccurate or misleading. Without limiting the foregoing, the Administrative Agent, in its sole discretion, may establish and/or increase Availability Reserves in respect of: (a) (i) up to three months rental payments or similar charges for any Credit Party’s Designated Leased Locations for which the Borrower has not delivered to the Administrative Agent a landlord’s waiver or bailee’s letter substantially in the form attached hereto as Exhibits G and H, respectively, plus (ii) up to three months estimated payments plus any other fees or charges owing by the Credit Parties to any applicable warehousemen or third party processor (as determined by the Administrative Agent in its commercially reasonable business judgment), provided that any of the foregoing amounts shall be adjusted from time to time hereafter upon (x) delivery to the Administrative Agent of any such acceptable waiver, (y) the opening or closing of a collateral location and/or (z) any change in the amount of rental, storage or processor payments or similar charges; (b) statutory claims, deemed trusts, or inventory subject to rights of suppliers under Section 81.1 of the BIA (generally known as the “30-day goods” rule), or any other Applicable Law; (c) collective agreement, employee or employee benefit related liabilities which have priority by operation of law over the claims of the Administrative Agent and the Lenders; and (d) any other claims that have priority over the claims of the Administrative Agent and the Lenders, including Priority Payables.
     “Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person, whether or not having the force of Law.

     “B/A Borrowing” means a Borrowing comprised of one or more Bankers’ Acceptances or, as applicable, B/A Equivalent Loans. For greater certainty, unless the context requires otherwise, all provisions of this Agreement which are applicable to Bankers’ Acceptances are also applicable, mutatis mutandis, to B/A Equivalent Loans.
     “B/A Equivalent Loan” has the meaning set out in Section 2.11(h).
     “Bankers’ Acceptance” and “B/A” mean an instrument denominated in Canadian Dollars, drawn by the Borrower and accepted by a Lender in accordance with this Agreement, and includes a “depository note” within the meaning of the Depository Bills and Notes Act (Canada) and a bill of exchange within the meaning of the Bills of Exchange Act (Canada).
     “Base Rate” means, on any day, the annual rate of interest equal to the greater of (i) the annual rate of interest announced from time to time by the Administrative Agent and in effect as its base rate at its principal office in Toronto, Ontario on such day for determining interest rates on U.S. Dollar-denominated commercial loans made by it in Canada, (ii) the Deposit Rate plus 0.50%, and (iii) the Federal Funds Effective Rate plus 0.50%.
     “Base Rate Borrowing” means a Borrowing comprised of one or more Base Rate Loans.
     “Base Rate Loan” means a Loan denominated in U.S. Dollars made by the Lenders to the Borrower hereunder pursuant to a drawdown, rollover or conversion of a Loan on which interest is payable upon the Base Rate.
     “BIA” means the Bankruptcy and Insolvency Act (Canada).
     “Blocked Account Agreement” has the meaning set out in Section 2.18(b).
     “Blocked Accounts” has the meaning set out in Section 2.18(a).
     “Borrower” means Dana Canada Corporation, a Nova Scotia unlimited liability company.
     “Borrowing” means any availment of the Credit, which includes a Loan, the issuance of a Letter of Credit (or any amendment thereto or renewal or extension thereof), and a rollover or conversion of any outstanding Loan.
     “Borrowing Availability” means, as of any date of determination, the lesser of (i) the Maximum Amount and (ii) the Borrowing Base, in each case, less the Exposure at such time.
     “Borrowing Base” means, at any time, an amount (which may not be less than zero) equal to the sum of:
(i)	up to 85% of the aggregate amount of all Eligible Accounts, plus

(ii)	up to 85% of the Net Recovery Rate of Eligible Inventory valued at the lower of cost (determined on a first-in, first-out basis) or book value and based on the then most recent appraisal, plus

(iii)	up to 80% of the Net Recovery Rate of Eligible Equipment, plus

(iv)	up to 60% of the fair market value of all real property located in Canada and owned in fee simple by a Credit Party, minus

(v)	an amount equal to all Availability Reserves.
     “Borrowing Base Report” means the report of the Borrower concerning the amount of the Borrowing Base, to be delivered pursuant to Section 5.1, substantially in the form of Exhibit A.
     “Borrowing Request” means a request by the Borrower for a Borrowing substantially in the form of Exhibit B.
     “Business Day” means any day that is not (i) a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario are authorized or required by Applicable Law to remain closed, and (ii) in the case of any U.S. Dollar denominated Borrowing, any other day on which commercial banks in New York, New York are authorized or required by Applicable Law to remain closed, and (iii) in the case of any LIBO Rate Loan, any other day on which commercial banks in London, England are authorized or required by Applicable Law to remain closed.
     “Canadian Dollars” and “Cdn.$” refer to lawful money of Canada.
     “Canadian $ Equivalent” means, on any day, the amount of Canadian Dollars that the Administrative Agent could purchase, in accordance with its normal practice, with a specified amount of U.S. Dollars based on the Bank of Canada noon spot rate on such date.
     “Canadian Prime Borrowing” means a Borrowing comprised of one or more Canadian Prime Loans.
     “Canadian Prime Loan” means a Loan denominated in Canadian Dollars made by the Lenders to the Borrower hereunder pursuant to a drawdown, rollover or conversion of a Loan which bears interest at a rate based upon the Canadian Prime Rate.
     “Canadian Prime Rate” means, on any day, the annual rate of interest equal to the greater of (i) the annual rate of interest announced from time to time by the Administrative Agent and in effect as its prime rate at its principal office in Toronto, Ontario on such day for determining interest rates on Canadian Dollar denominated commercial loans made by it in Canada, and (ii) the annual rate of interest equal to the sum of (A) the one month CDOR Rate in effect on such day, plus (B) 1.00%.
     “Canadian Resident Lender” means, a Person which is (i) not a non-resident of Canada for the purposes of the ITA, or (ii) an “authorized foreign bank”, as defined in section 2 of the Bank Act (Canada) and in section 248(1) of the ITA, and which acquires and holds all of its interests under the Credit as part of its “Canadian banking business”, as defined in subsection 248(1) of the ITA.
     “Canadian Subsidiary” means any Subsidiary of any Credit Party organized under the laws of Canada or of a province or territory located within Canada.
     “Capital Expenditures” means, for any Person for any period, the sum (without duplication) of all expenditures made, directly or indirectly, by such Person during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capitalized Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
     “Cases” means the proceedings relating to Dana Corporation and certain of its United States Subsidiaries commenced pursuant to voluntary petitions filed in the U.S. Bankruptcy Court for relief under Chapter 11 of the U.S. Bankruptcy Code.
     “Cash Equivalents” means any of the following, to the extent owned by any Credit Party free and clear of all Liens other than Permitted Liens and having a maturity of not greater than 12 months from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or Canada or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States or Canada, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System or a chartered bank of Canada listed on Schedules I, II or III of the Bank Act (Canada) that issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or Canada or any state or province thereof and has combined capital and surplus of at least U.S.$500,000,000, (c) commercial paper in an aggregate amount of no more than U.S.$10,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States or Canada and rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P or R-1 High (or the then equivalent) by DBRS, (d) Investments, classified in accordance with GAAP, as current assets of a Credit Party, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, or (e) offshore overnight interest bearing deposits in foreign branches of Citibank, N.A., JP Morgan Chase Bank, N.A. or Bank of America, N.A.
     “Cash Management Obligations” means all Obligations of any Credit Party owing to a Lender (or a Lender Affiliate) in respect of any overdrafts and related liabilities arising from treasury, depositary and cash management services or in connection with any automated clearing house transfers of funds, which Obligations shall be Secured Obligations to the extent provided for, and subject to the limitations set forth, in Section 6.2(viii) and Section 2.16(b)(ii).
     “CDOR Rate” means, on any day and for any period, an annual rate of interest equal to the average rate applicable to Canadian Dollar bankers’ acceptances for the applicable period appearing on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 2000 definitions, as modified and amended from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:00 a.m., Toronto time, on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Reuters Screen CDOR Page on such day as contemplated, then the CDOR Rate on such day shall be calculated as the average of the rates for such period applicable to Canadian Dollar bankers’ acceptances quoted by the banks listed in Schedule I of the Bank Act (Canada) as of 10:00 a.m., Toronto time, on such day or, if such day is not a Business Day, then on the immediately preceding Business Day.
     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert of Equity Securities (i) of any Credit Party other than by another Credit Party or Dana International, (ii) of Dana International other than by Dana Corporation, or (iii) representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Securities of Dana Corporation; or (b) after the Effective Date, the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower or Dana Corporation by Persons who were neither (i) nominated by the board of directors of the Borrower or Dana Corporation, as applicable, nor (ii) appointed by directors so nominated.
     “Change in Law” means (i) the adoption of any new Applicable Law after the date of this Agreement, or (ii) any change in any existing Applicable Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement.
     “Collateral” means the property described in and subject to the Liens, privileges, priorities and security interests purported to be created by any Security Document.
     “Commitment” means a Revolving Commitment or a Swing Line Commitment.
     “Completion Date” has the meaning specified in Section 6.7.
     “Contract Date” has the meaning specified in Section 6.7.
     “Contract Period” means the term of any B/A Borrowing selected by the Borrower in accordance with Section 2.3(a)(iv) commencing on the date of such B/A Borrowing and expiring on a Business Day which shall be either one month, two months, three months or six months thereafter (or such other terms as may be requested by the Borrower and approved unanimously by the Lenders); provided that (i) subject to subparagraph (ii) below, each such period shall be subject to such extensions or reductions as may be determined by the Administrative Agent to ensure that each Contract Period will expire on a Business Day, and (ii) no Contract Period shall extend beyond the Maturity Date.
     “Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Cover” means an amount equal to, as applicable, the maximum amount of LC Exposure available for drawing at such time, or the face amount of all Bankers’ Acceptances outstanding at such time, and when required by this Agreement for LC Exposure or Bankers’ Acceptances, shall be effected by paying to the Administrative Agent in immediately available funds, to be held by the Administrative Agent in a collateral account maintained by the Administrative Agent at its Payment Office and collaterally assigned to the Administrative Agent as security. Such amount shall be retained by the Administrative Agent in such collateral account until such time as the applicable Letters of Credit and Bankers’ Acceptances shall have expired or matured and Reimbursement Obligations, if any, with respect thereto shall have been fully satisfied; provided that if any such Reimbursement Obligations are not satisfied when due hereunder, the Administrative Agent may apply any or all amounts in such collateral account in satisfaction of any or all such Reimbursement Obligations.
     “Credit” means the U.S.$100,000,000 (or the Canadian $ Equivalent thereof) revolving credit facility established pursuant to the Commitments of the Lenders.
     “Credit Card Program” means the credit card program established pursuant to the Citibank One Card Agreement dated May 22, 2002 between Dana Canada Corporation and Citibank Canada.
     “Credit Party” means the Borrower, each Guarantor, and any other Person which is a party to a Loan Document (other than the Administrative Agent and the Lenders).

     “Dana Canada Note” means the unsecured amended and restated promissory note in the original principal amount of Cdn.$229,518,300 (as such amount may have been increased by capitalization of interest), originally dated December 19, 2003 and restated on June 22, 2006, issued by the Borrower to Dana Canada LP, as it may be further amended, restated, replaced or supplemented from time to time, in accordance with this Agreement.
     “Dana Corporation” means Dana Corporation, a Virginia corporation and, at the date hereof, a debtor-in-possession in the Cases.
     “Dana Holding” means Dana Canada Holding Company.
     “Dana Holding Note” means the unsecured amended and restated promissory note in the original principal amount of Cdn.$229,518,300 (as such amount may have been increased by capitalization of interest), originally dated December 19, 2003 and restated on June 22, 2006, issued by Dana Holding to Dana International, as it may be further amended, restated, replaced or supplemented from time to time, in accordance with this Agreement.
     “Dana International” means Dana International Holdings, Inc.
     “Dana Notes” means, collectively, the Dana Canada Note and the Dana Holding Note.
     “DBRS” shall mean Dominion Bond Rating Service Limited, or its successor.
     “Default” means any event or condition which constitutes an Event of Default or which, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.
     “Deposit Rate” means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Federal Reserve Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Federal Reserve Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported for any day which is a Business Day, the average of the secondary market quotations for such day on such three-month certificates of deposit received by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.
     “Designated Leased Location” means each of the locations set out in Schedule C and each and every other premises or location from time to time leased by a Credit Party after the Effective Date where assets having a fair value in excess of US$1 million will be situated.
     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule B.
     “Discount Proceeds” means, for any B/A (or, as applicable, any B/A Equivalent Loan), an amount (rounded to the nearest whole cent, and with one-half of one cent being rounded up) calculated on the applicable date of Borrowing by multiplying:
(i)	the face amount of the B/A (or, as applicable, the undiscounted amount of the B/A Equivalent Loan); by

(ii)	the quotient of one divided by the sum of one plus the product of:

(A)	the Discount Rate (expressed as a decimal) applicable to such B/A (or as applicable, such B/A Equivalent Loan), multiplied by

(B)	a fraction, the numerator of which is the Contract Period of the B/A (or, as applicable, the B/A Equivalent Loan) and the denominator of which is 365, with such quotient being rounded up or down to the nearest fifth decimal place, and with .000005 being rounded up.
     “Discount Rate” means, with respect to either a B/A for a particular Contract Period being purchased by a Lender on any day or a B/A Equivalent Loan being made by a Lender on any day, (i) for any Lender which is a Schedule I chartered bank under the Bank Act (Canada), the CDOR Rate on such day for such Contract Period; and (ii) for any other Lender, the lesser of (a) the CDOR Rate on such day for such Contract Period, plus 0.10%, and (b) the percentage discount rate quoted by such Lender as the percentage discount rate at which such Lender would, in accordance with its normal practices, at or about 10:00 a.m., Toronto time, on such date, be prepared to purchase bankers’ acceptances or make B/A Equivalent Loans having a face amount and term comparable to the face amount and term of such B/A or, in the case of a Lender making a B/A Equivalent Loan.
     “Documentation Agents” has the meaning specified in the recital of parties to this Agreement.
     “EDC Account” means an Account which is fully insured by export/import insurance provided by Export Development Canada and its successors and assigns.
     “Effective Date” means the date on which all of the conditions specified in Section 4.1 are satisfied or waived in accordance with Section 9.2, as confirmed in a written notice from the Administrative Agent to the Borrower.
     “Eligible Account” means, at the time of any determination thereof, the invoice amount (which shall be the Canadian $ Equivalent at such time of any amount denominated in U.S.$) owing on each Account of a Credit Party (net of any credit balance, returns, trade discounts, unapplied cash, unbilled amounts or retention or finance charges) at such time that is not ineligible for inclusion in the calculation of the Borrowing Base by reason of any of the statements in (1) to (21) below not being accurate and complete. Criteria and eligibility standards shall initially be mutually agreed to by the Borrower and the Administrative Agent, and thereafter may be fixed and revised from time to time by the Administrative Agent in its reasonable discretion. Unless otherwise from time to time approved in writing by the Administrative Agent, no Account shall be deemed an Eligible Account unless each of the following statements with respect to such Account is accurate and complete:
          (1) Such Account is a binding and valid obligation of the obligor thereon and is in full force and effect;
          (2) Such Account is evidenced by an invoice and is payable in either (x) Canadian Dollars or U.S. Dollars or (y) any other currency as to which an Availability Reserve is taken by the Administrative Agent in the exercise of its reasonable discretion;
          (3) Such Account is genuine as appearing on its face or as represented in the books and records of the Borrower and the applicable Credit Party;

          (4) Such Account is free from asserted claims regarding rescission, cancellation or avoidance, whether by operation of Applicable Law or otherwise, provided that only the portion subject to such claims shall be excluded;
          (5) Payment of such Account is not more than 90 days past the original invoice date thereof and not more than 60 days past the original due date thereof;
          (6) Such Account is net of concessions, offset, deduction, contras, returns, chargebacks or understandings with the obligor thereon that in any way could reasonably be expected to adversely affect the payment of, or the amount of, such Account, provided that only the portion subject to such claims shall be excluded;
          (7) The Administrative Agent on behalf of the Secured Parties, has a first priority (subject only to Permitted Senior Liens) perfected Lien covering such Account and such Account is, and at all times will be, free and clear of all other Liens (other than Permitted Liens);
          (8) The obligor on such Account is not an Affiliate or a director, officer or employee of any Credit Party;
          (9) Such Account arose in the ordinary course of business of the Credit Party out of the sale of goods or services by the Credit Party;
          (10) Such Account is not payable by an obligor in respect of which 50% or more (by amount) of the total aggregate Accounts owed to a Credit Party by such obligor are more than 90 days past the original invoice date thereof or more than 60 days past the original due date thereof;
          (11) All consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the execution, delivery and performance of such Account by each party obligated thereunder, or in connection with the enforcement and collection thereof by the Administrative Agent, if any, have been duly obtained, effected or given and are in full force and effect;
          (12) The obligor on such Account is not the subject of any bankruptcy or insolvency proceeding, does not have a trustee or receiver appointed for all or a substantial part of its property, has not made an assignment for the benefit of creditors, admitted its inability to pay its debts as they mature, suspended its business or initiated negotiations regarding a compromise of its debt with its creditors (other than postpetition Accounts of an obligor that is a debtor-in-possession under the U.S. Bankruptcy Code and is reasonably acceptable to the Administrative Agent);
          (13) The obligor of such Account is organized and existing under the laws of the United States of America or a state or other political subdivision thereof or the federal laws of Canada, a province or territory thereof, or if the obligor is not so organized and existing, (A) such Account is supported by a letter of credit from an institution and in form and substance satisfactory to the Administrative Agent in its sole discretion or (B) a Credit Party provides evidence satisfactory to the Administrative Agent that there is an enforceable, perfected security interest under the laws of the applicable foreign jurisdiction in such Account in favour of the Administrative Agent or (C) such Account is an EDC Account;
          (14) The obligor of such Account is not a Governmental Authority, if the enforceability or effectiveness against such Governmental Authority of an assignment of such Account is subject to any precondition which has not been fulfilled;

          (15) In the case of the sale of goods, the subject goods have been completed, sold and shipped, on a true sale basis on open account, or subject to contract, and not on consignment, on approval, on a “sale or return” basis, or on a “bill and hold” or “pre-sale” basis or subject to any other repurchase or return agreement; no material part of the subject goods has been returned, rejected, lost or damaged; and such Account is not evidenced by chattel paper or a promissory note or an instrument of any kind, unless such chattel paper, promissory note or other instrument has been delivered to the Administrative Agent and is subject to a Lien under the Security Documents;
          (16) Each of the representations and warranties set forth herein and in the Loan Documents with respect to such Account is true and correct on such date;
          (17) A cheque, promissory note, draft, trade acceptance or other instrument has not been received with respect to such Account (or with respect to any other account due from the same account debtor), presented for payment and returned uncollected for any reason;
          (18) Such Account is not a pre-billed account or an account arising from progress billing;
          (19) The assignment (whether absolutely or by way of security) of such Account is not limited or restricted by the terms of the contract evidencing or relating to such Account or, if assignment of such Account is so restricted, such limitation or restriction has been complied with or the laws of the jurisdiction(s) governing the validity of such assignment provide that such limitation or restriction is ineffective as against the secured creditor with a security interest therein;
          (20) Such Account is not an Account which is designated by a Credit Party as a convenience account; and
          (21) Such Account is not created on cash on delivery terms, or on extended terms and is not due and payable more than 90 days from the invoice date;
provided that, if at any time the aggregate amount of all Eligible Accounts owed to a Credit Party by a particular obligor or its Affiliates exceeds 20% (or 25% in the case of Ford Motor Company and its Affiliates) of the aggregate amount of all Eligible Accounts at such time owed to such Credit Party (determined without giving effect to any reduction in Eligible Accounts pursuant to this proviso), then, unless the Accounts of such obligors and its Affiliates are insured pursuant to credit insurance acceptable to the Administrative Agent which has been assigned to the Administrative Agent in form acceptable to the Administrative Agent, the amount of such Accounts in excess of 20% (or 25% in the case of Ford Motor Company and its Affiliates) of such aggregate amount of all Eligible Accounts shall be excluded in determining the aggregate amount of all Eligible Accounts at such time. In addition, in determining the aggregate amount from the same obligor that is unpaid more than 90 days past the original invoice date or more than 60 days past the original due date pursuant to clause (5) above, there shall be excluded the amount of any net credit balances relating to Accounts due from an obligor with invoice dates more than 90 days from the date of invoice or more than 60 days from the due date.
     “Eligible Assignee” means (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank or chartered bank having total assets of Cdn.$2,500,000,000 (or during an Event of Default, $250,000,000) or more, (d) any (i) trust company, savings bank, savings and loan association or similar financial institution, or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has total assets of Cdn.$2,500,000,000 (or during an Event of Default, $250,000,000) or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement, (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank or chartered bank, and (e) any other financial institution (including a mutual fund or other fund) having total assets of Cdn.$2,500,000,000 (or during an Event of Default, $250,000,000) or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above, provided, that in each case such assignee is a Canadian Resident Lender (except during the continuance of an Event of Default), and provided further that, no Credit Party or Affiliate of a Credit Party shall qualify as an Eligible Assignee.
     “Eligible Equipment” means, at the time of any determination thereof, without duplication, all Equipment of the Credit Parties, valued in Canadian Dollars at such time on a lower of cost or market basis in accordance with GAAP, that is not ineligible for inclusion in the Borrowing Base by reason of any of the statements in (1) to (6) below not being accurate and complete. Criteria and eligibility standards used in determining Eligible Equipment shall initially be mutually agreed to by the Borrower and the Administrative Agent, and thereafter may be fixed and revised from time to time by the Administrative Agent in its reasonable discretion. Unless otherwise from time to time approved in writing by the Administrative Agent, no item of Equipment shall be deemed Eligible Equipment unless each of the following statements with respect to such item of Equipment is accurate and complete:
          (1) Such Equipment is in good condition, merchantable, meets all material standards imposed by any Governmental Authority having regulatory authority over it or its use and/or sale and is not obsolete and is either currently usable or currently saleable in the normal course of business of a Credit Party;
          (2) Such Equipment is
     (a) in possession of such Credit Party and located on real property owned or leased by such Credit Party within the United States of America or Canada (provided that if such Equipment is located on a Designated Leased Location, the landlord of such real property shall have executed and delivered to the Administrative Agent a landlord waiver substantially in the form attached hereto as Exhibit G), or
     (b) in the possession of a bailee within Canada and such bailee shall have executed and delivered to the Administrative Agent, a bailee letter substantially in the form attached hereto as Exhibit H;
          (3) Each of the representations and warranties set forth in the Loan Documents with respect to such Equipment is true and correct on such date;
          (4) The Administrative Agent on behalf of the Secured Parties, has a first priority (subject only to Permitted Senior Liens) perfected Lien covering such Equipment, and such Equipment is, and at all times will be, free and clear of all Liens other than Permitted Liens;
          (5) Such Equipment is covered by casualty insurance (which may include a program of self insurance);
          (6) Such Equipment is not Equipment which the Administrative Agent has determined in the exercise of its reasonable discretion that the Administrative Agent may not sell or otherwise dispose of in accordance with the terms of the applicable Security Documents without infringing upon the rights of another Person or violating any contract with any other Person.

     “Eligible Inventory” means, at the time of any determination thereof, without duplication, all Inventory of the Credit Parties, valued in Canadian Dollars at such time on a lower of cost (on a first-in, first out basis and excluding any component of cost representing intercompany profit in the case of Inventory acquired from an Affiliate) or book value basis in accordance with GAAP, that is not ineligible for inclusion in the Borrowing Base by reason of any of the statements in (1) to (13) below not being accurate and complete. Criteria and eligibility standards used in determining Eligible Inventory shall initially be mutually agreed to by the Borrower and the Administrative Agent, and thereafter may be fixed and revised from time to time by the Administrative Agent in its reasonable discretion. Unless otherwise from time to time approved in writing by the Administrative Agent, no Inventory shall be deemed Eligible Inventory unless each of the following statements is accurate and complete:
          (1) Such Inventory is in good condition, is merchantable, meets all standards imposed by any Governmental Authority having regulatory authority over it or its use and/or sale and is not obsolete and is either currently usable or currently saleable in the normal course of business of a Credit Party;
          (2) Such Inventory is
     (a) in possession of a Credit Party and located on real property owned or leased by a Credit Party within the United States of America or Canada (provided that if such Inventory is located at a Designated Leased Location, either (i) the landlord of such real property shall have executed and delivered to the Administrative Agent a landlord waiver substantially in the form attached hereto as Exhibit G or (ii) the applicable Availability Reserves have been taken with respect to such Inventory), or
     (b) in the possession of a bailee within Canada and such bailee shall have either (i) executed and delivered to the Administrative Agent, a bailee letter substantially in the form attached hereto as Exhibit H or (ii) the applicable Availability Reserves have been taken with respect to such Inventory, or
     (c) in transit within the United States of America or Canada (provided that the jurisdictions through which such Inventory is in transit are jurisdictions where the Liens in such inventory under the Security Documents are validly perfected first priority (subject only to Permitted Senior Liens) Liens, and such inventory is subject only to Permitted Liens) and between Credit Parties, and upon arrival at its destination, will comply with either paragraph (a) or (b) above until title to such Inventory passes to purchaser, or
     (d) located in a third party warehouse or at a third party processor (it being understood that the Borrower will provide its best estimate of the value of such Inventory to be agreed to by the Administrative Agent and reflected in the Borrowing Base Report), and either (i) the landlord or bailee of such third party warehouse or processor has executed and delivered to the Administrative Agent, a landlord waiver or bailee letter, as applicable, in form and substance satisfactory to the Administrative Agent, (ii) the applicable Availability Reserves have been taken with respect to such Inventory, or (iii) an enforceable agreement in form and substance satisfactory to the Administrative Agent, acting reasonably, pursuant to which the relevant Credit Party has validly assigned its access rights to such Inventory and property to the Administrative Agent.

          (3) Each of the representations and warranties set forth in the Loan Documents with respect to such Inventory is true and correct on such date;
          (4) The Administrative Agent on behalf of the Secured Parties, has a first priority (subject only to Permitted Senior Liens) perfected Lien covering such Inventory, and such Inventory is, and at all times will be, free and clear of all Liens other than Permitted Liens;
          (5) Such Inventory does not include goods (i) that are not owned by such Credit Party, (ii) that are held by such Credit Party pursuant to a consignment agreement, (iii) which have been sold by such Credit Party on a bill and hold basis, or (iv) that are discontinued goods;
          (6) Such Inventory is not subject to repossession under the BIA except to the extent the applicable vendor has entered into an agreement with the Administrative Agent, in form and substance satisfactory to the Administrative Agent, acting reasonably, waiving its right to repossession;
          (7) Such Inventory does not consist of store room materials, supplies, parts, samples, prototypes, or packing and shipping materials;
          (8) Such Inventory does not consist of goods that are discontinued, obsolete, slow-moving, nonconforming or returned or repossessed or used goods taken in trade;
          (9) Such Inventory is not evidenced by negotiable documents of title unless delivered to the Administrative Agent with endorsements;
          (10) Such Inventory is covered by casualty insurance (which may include a program of self insurance);
          (11) Such Inventory is not Inventory which the Administrative Agent has determined in the exercise of its reasonable discretion that the Administrative Agent may not sell or otherwise dispose of in accordance with the terms of the applicable Security Documents without infringing upon the rights of another Person or violating any contract with any other Person;
          (12) Such Inventory is Inventory as to which the Borrower does not take an unrecorded book to physical inventory reduction based on its most recent physical inventory or cycle counts or as otherwise determined by the Administrative Agent in its reasonable discretion; and
          (13) Such Inventory is Inventory as to which the Borrower does not take a revaluation reserve whereby favourable variances are added to Eligible Inventory and unfavourable variances are not deducted from Eligible Inventory.
     “Environmental Action” means any action, suit, written demand, demand letter, written claim, written notice of noncompliance or violation, written notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Material, or arising from alleged injury or threat to public or employee health or safety, as such relates to exposure to Hazardous Material, or to the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
     “Environmental Laws” means all federal, provincial, local or foreign laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued,

promulgated or entered into by any Governmental Authority and having the force of law, binding on the Person referred to in the context in which such word is used, relating to the environment, preservation or reclamation of natural resources, the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, release, threatened release or disposal of any Hazardous Material, or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Laws, (b) the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Environmental Permit” means any permit, approval, registration, license or other authorization required under any Environmental Law.
     “Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person’s capital, whether outstanding on the date hereof or issued after the date hereof, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, debt securities, options or other rights exchangeable for or convertible into any of the foregoing.
     “ETA” means Part IX of the Excise Tax Act (Canada).
     “Equipment” means all “equipment,” as such term is defined in the PPSA, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, all whether now owned or hereafter acquired, and wherever situated, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.
     “Event of Default” has the meaning set out in Section 7.1.
     “Excluded Property” means all “Equipment” and “Cash Collateral” as such terms are defined in the GE Canada Master Lease Documents.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, income, franchise or branch Taxes imposed on (or measured by) its overall net income or capital Taxes imposed on (or measured by) its capital, in each case by Canada, or by the jurisdiction or any political subdivision thereof under the Applicable Laws of which such recipient is organized, present or engaged in a trade or business in such jurisdiction or any political subdivision thereof.

     “Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans, its LC Exposure and its pro rata share of the outstanding amount of all Swing Line Loans.
     “Federal Funds Effective Rate” means, for any day, the per annum rate equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States of America arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Board of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
     “Fee Letter” means the letter dated April 19, 2006 between the Borrower and the Lead Arrangers providing for the payment by the Borrower of certain fees.
     “Financial Event of Default” means any Event of Default (a) which occurs as a result of the failure of the Borrower to comply with the financial covenant set forth in Section 5.11, (b) which occurs as a result of the failure of the Borrower to make any payment required to be made by it hereunder on the date when due, or (c) with respect to the Borrower described in Section 7.1 (h), (i) or (j).
     “Financial Officer” means the chief financial officer of the Borrower, if any, or if a chief financial officer has not been appointed by the Borrower, any other Responsible Officer(s) of the Borrower.
     “Fiscal Quarter” means any fiscal quarter of the Borrower.
     “Fiscal Year” means any fiscal year of the Borrower.
     “Foreign Lender” means any Lender that is not a Canadian Resident Lender.
     “Foreign Subsidiary” means any Subsidiary of any Credit Party that is not a Canadian Subsidiary.
     “GAAP” means (a) generally accepted accounting principles in Canada as in effect from time to time and (b) for the purposes of the financial statements delivered pursuant to Section 5.1, and at the option of the Borrower, generally accepted accounting principles in the United States as in effect from time to time.
     “GE Canada Master Lease Documents” means the master lease agreement dated as of June 27, 2003 between GE Canada Asset Financing Holding Company (as assignee from GE Canada Leasing Services Company) (“GE Canada”), as lessor, and Dana Canada Corporation, as lessee, and all schedules, exhibits and annexes thereto, together with a pledge and security agreement dated as of June 26, 2003 between Dana Canada Corporation and GE Canada, and a pledge and security agreement dated as of December 10, 2004 between Dana Canada Corporation and GE Canada Asset Financing Holding Company (as assignee from GE Canada Asset Financing, Inc.).
     “Governmental Authority” means the Government of Canada, any other nation or any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other authority regulating financial institutions, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Bank Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlements.
     “GST” means all amounts payable under the ETA or any similar legislation in any other jurisdiction of Canada, including QST and HST.
     “Guarantee Obligation” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the primary obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
     “Guarantors” means Dana Holding, Dana Canada Ltd., Dana Canada LP, together with each future Subsidiary required to provide a guarantee pursuant to Section 5.10, and “Guarantor” means any one of them.
     “Hazardous Materials” means any substance, product, liquid, waste, pollutant, chemical, contaminant, insecticide, pesticide, gaseous or solid matter, organic or inorganic matter, fuel, micro organism, ray, odour, radiation, energy, vector, plasma, constituent or material which (a) is or becomes regulated under any Environmental Laws, or (b) is, or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Laws, including, asbestos, petroleum and polychlorinated biphenyls, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Laws.
     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.
     “HST” means all amounts payable as harmonised sales tax in the Provinces of Nova Scotia, Newfoundland and New Brunswick under the ETA.
     “Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations of such Person under acceptance, letter of credit or similar facilities, (g) all mandatory obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in cash in respect of any Equity Securities in such Person or any other Person or any warrants, rights or options to acquire such Equity Securities, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guarantee Obligations and Synthetic Debt of such Person and (j) all indebtedness and other payment obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.
     “Indemnified Taxes” means all Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning set out in Section 9.3(b).
     “Initial Swing Line Lender” has the meaning specified in the recital of parties to this Agreement.
     “Interest Payment Date” means, (a) in the case of any Loan other than a LIBO Rate Loan or a B/A Equivalent Loan, in arrears on the first Business Day of each month, (b) in the case of a LIBO Rate Loan, the last day of each Interest Period relating to such LIBO Rate Loan; provided that if the Interest Period with respect to such LIBO Rate Loan is greater than three months, then an additional Interest Payment Date shall occur on the last day of the numerically corresponding day in the calendar month that is three months following such Borrowing, and (c) in the case of a B/A Equivalent Loan, on the first day of each Contract Period relating to such B/A Equivalent Loan.
     “Interest Period” means, with respect to a LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the immediately succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond any date that any principal payment or prepayment is scheduled to be due unless the aggregate principal amount of (A) Canadian Prime Borrowings and Base Rate Borrowings and (B) B/A Borrowings and LIBO Rate Borrowings which have Interest Periods or Contract Periods which will expire on or before such date, less the aggregate amount of any other principal payments or prepayments due during such Interest Period, is equal to or in excess of the amount of such principal payment or prepayment, and (iv) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a converted or continued Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

     “Inventory” means, in respect of each Credit Party, all of such Credit Party’s present and hereafter acquired inventory (as defined in the PPSA) and including all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same in all stages of production from raw materials through work in process to finished goods, and all “stores” inventory or “operating and maintenance supplies” inventory, and all proceeds of any thereof (of whatever sort).
     “Investment” means, with respect to any Person, (a) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of, or of a beneficial interest in, any Equity Securities or Indebtedness of any other Person, (b) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of all or substantially all of the property and assets of any other Person or of any division, branch or other unit of operation of any other Person, (c) any direct or indirect loan, advance, other extension of credit or capital contribution by such Person to, or any other investment by such Person in, any other Person and (d) any written agreement to make any Investment. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus any amounts (a) realized upon the disposition of assets comprising an Investment (including the value of any liabilities assumed by any Person other than a Credit Party in connection with such disposition), (b) constituting repayments of Investments that are loans or advances or (c) constituting cash returns of principal or capital thereon (including any dividend, redemption or repurchase of equity that is accounted for, in accordance with GAAP, as a return of principal or capital).
     “Issuing Banks” means Citibank Canada, JPMorgan Chase Bank, N.A., Toronto Branch and Bank of America, N.A., Canada Branch, in their respective capacities as issuers of Letters of Credit hereunder, and their respective successors in such capacities as provided in Section 2.19(i).
     “ITA” means the Income Tax Act (Canada).
     “LC Cash Collateral Account” means the account established by the Borrower in the name of the Administrative Agent (for the benefit of the Secured Parties), under which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, and shall be used solely for the purposes set forth herein.
     “LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
     “Lead Arrangers” has the meaning specified in the recital of parties to this Agreement.
     “Lender Affiliate” means, with respect to any Lender, an Affiliate of such Lender which Affiliate is a Canadian Resident Lender (except to the extent it becomes a Lender during the continuance of an Event of Default).
     “Lenders” means the Persons listed as lenders on Schedule A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks and the Swing Line Lender.

     “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
     “LIBO Rate” means, for any Interest Period, the rate for U.S. Dollar borrowings appearing on Page LIBOR01 of the Reuters Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate at which U.S. Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “LIBO Rate Borrowing” means a Borrowing comprised of one or more LIBO Rate Loans.
     “LIBO Rate Loan” means a Loan denominated in U.S. Dollars made by the Lenders to the Borrower hereunder pursuant to a drawdown, rollover or conversion of a Loan which bears interest at a rate based upon the LIBO Rate.
     “Lien” means, (a) with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothec, hypothecation, encumbrance, charge, security interest, royalty interest, adverse claim, defect of title or right of set off in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to any asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, and (d) any other arrangement having the effect of providing security.
     “Loan” means any loan made by the Lenders to the Borrower pursuant to this Agreement, and includes any B/A accepted (and any B/A Equivalent Loan purchased) by any Lender hereunder.
     “Loan Documents” means this Agreement, the Security Documents, the Blocked Account Agreement, the Borrowing Requests, the Borrowing Base Reports and the Fee Letter, together with any other document, instrument or agreement (other than participation, agency or similar agreements among the Lenders or between any Lender and any other bank or creditor with respect to any indebtedness or obligations of any Credit Party hereunder or thereunder) now or hereafter entered into in connection with this Agreement (including, solely for the purposes of the Security Documents, each Secured Hedge Agreement), as such documents, instruments or agreements may be amended, modified or supplemented from time to time.
     “Material Adverse Change” means any event or occurrence which has resulted in or would reasonably be expected to result in any material adverse change in the business, financial or other condition, operations or properties of the Credit Parties, taken as a whole (other than events publicly disclosed prior to the commencement of the Cases and the commencement and continuation of the Cases and the consequences that would normally result therefrom); provided that events, developments and circumstances disclosed in public filings and press releases of Dana Corporation and any other events of information made available in writing to the Administrative Agent, in each case at least three days prior to the Effective Date, shall not be considered in determining whether a Material Adverse Change has occurred, although subsequent events, developments and circumstances relating thereto may be considered in determining whether or not a Material Adverse Change has occurred

     “Material Adverse Effect” means a material adverse effect on (a) the business, financial or other condition, operations or properties of the Credit Parties, taken as a whole (other than events publicly disclosed prior to the commencement of the Cases and the commencement and continuation of the Cases and the consequences that would normally result therefrom), (b) the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (c) the ability of any Credit Party to perform its Obligations under any Loan Document to which it is or is to be a party; provided that events, developments and circumstances disclosed in public filings and press releases of Dana Corporation and any other events of information made available in writing to the Administrative Agent, in each case at least three days prior to the Effective Date, shall not be considered in determining whether a Material Adverse Effect has occurred, although subsequent events, developments and circumstances relating thereto may be considered in determining whether or not a Material Adverse Effect has occurred.
     “Material Indebtedness” means any Indebtedness (other than the Loans) of any one or more of the Credit Parties in an aggregate principal amount exceeding U.S.$5,000,000.
     “Maturity Date” means the earlier of (i) the date that is twenty-four (24) months following the Effective Date (or, if such date is not a Business Day, the next Business Day thereafter) and (ii) the Termination Date (as such term is defined in the U.S. Credit Agreement as in effect on the date hereof).
     “Maximum Amount” means, as of any date of determination, an amount equal to the total Commitments of all Lenders as of that date.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Net Orderly Liquidation Value” means, with respect to Inventory or Equipment, as the case may be, the orderly liquidation value with respect to such Inventory or Equipment, net of expenses estimated to be incurred in connection with such liquidation, based on the most recent third party appraisal in form and substance, and by an independent appraisal firm, reasonably satisfactory to the Administrative Agent.
     “Net Recovery Rate” means, with respect to (a) Inventory at any time, the quotient (expressed as a percentage) of (i) the Net Orderly Liquidation Value of all Inventory owned by the Credit Parties divided by (ii) the gross inventory cost of such Inventory, determined on the basis of the then most recently conducted third party inventory appraisal in form and substance, and performed by an independent appraisal firm, reasonably satisfactory to the Administrative Agent, and (b) Equipment at any time, the quotient (expressed as a percentage) of (i) the Net Orderly Liquidation Value of all Equipment owned by the Credit Parties divided by (ii) the gross cost of such Equipment, determined on the basis of the then most recently conducted third party appraisal in form and substance, and performed by an independent appraisal firm, reasonably satisfactory to the Administrative Agent.
     “Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to the Administrative Agent, any Issuing Bank or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under this Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any bankruptcy or insolvency proceeding upon or after the insolvency of a Credit Party, whether or not allowed in such proceeding), fees, hedging obligations under swaps, caps and collar arrangements relating to the Credit provided by any Lender or any Lender Affiliate, expenses, legal fees and any other sum chargeable to any Credit Party under this Agreement or any of the other Loan Documents.
     “Operating Account(s)” means the bank account(s) (including, without limitation, Canadian Dollar and U.S. Dollar deposit accounts, collection accounts and disbursement accounts) maintained by the Borrower at a financial institution acceptable to the Administrative Agent, acting reasonably.
     “Out-of-Pocket Expenses” means all of the Administrative Agent’s present and future expenses incurred relative to this Agreement or any other Loan Documents, whether incurred heretofore or hereafter, which expenses shall include, without being limited to: the reasonable cost of retaining external legal counsel, record searches, all costs and expenses incurred by the Administrative Agent in opening bank accounts, depositing cheques, receiving and transferring funds, and wire transfer charges, any charges imposed on the Administrative Agent due to returned items and “insufficient funds” of deposited cheques and the Administrative Agent’s standard fees relating thereto, any amounts paid by, incurred by or charged to, the Administrative Agent by an Issuing Bank under a Letter of Credit or the reimbursement agreements related thereto, applications for Letters of Credit or other like document which pertain either directly or indirectly to such Letters of Credit, and the Administrative Agent’s standard fees relating to Letters of Credit and any drafts thereunder, reasonable travel, lodging and similar expenses of the Administrative Agent’s personnel (or any of its agents) in connection with inspecting and monitoring the Collateral from time to time at reasonable intervals hereunder, any applicable reasonable counsel fees and disbursements, fees and taxes relative to the filing of financing statements, and all expenses, costs and fees set forth incurred by or imposed on the Administrative Agent by reason of the exercise of any of its rights and remedies under this Agreement or any of the other Loan Documents.
     “Participant” has the meaning set out in Section 9.4.
     “Payment Office” means the Administrative Agent’s office located at Citibank Place, 123 Front Street West, Suite 1700, Toronto, Ontario, M5J 2M3, Attention: Mr. Cal Fryer (or such other office or individual as the Administrative Agent may hereafter designate in writing to the other parties hereto).
     “Pension Plan” means any pension benefit plan within the meaning of the Pension Benefits Act (Ontario) in respect of which any Credit Party makes or has made contributions in respect of its employees.
     “Permitted Acquisition” means any Acquisition by any Credit Party; provided that (A) such Acquisition shall be in property and assets which are part of, or in lines of business that are, substantially the same lines of business as (or ancillary to) one or more of the businesses of the Credit Parties in the ordinary course; (B) any determination of the amount of consideration paid in connection with such investment shall include all cash consideration paid, the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers of such investment, and the principal amount of all assumptions of debt, liabilities and other obligations in connection therewith; (C) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (D) immediately after giving effect to such purchase or other acquisition, the Credit Parties shall be in pro forma compliance with the financial covenant set forth in Section 5.11 hereof.
     “Permitted Inter-Corporate Payments” means:
     (a) the Dana Notes and repayments of principal on, and payments of interest on, and any applicable withholding Taxes payable on payments of interest on, the Dana Notes; provided that (i) no Default or Event of Default would occur and be continuing after giving effect to any such repayments; (ii) any changes in or amendments to the terms of repayment under the Dana Notes shall be approved by the Lenders, acting reasonably, (iii) the Dana Notes shall at all times remain unsecured obligations of the respective obligors thereunder, and (iv) the Dana Notes shall be subject to the Postponement Agreement which shall prohibit repayments thereunder at any time during the continuance of an Event of Default or in circumstances where such repayments would result in an Event of Default; and
     (b) unsecured, intercompany loans and advances, and repayments of principal, interest and applicable Taxes thereon, made directly or indirectly, by one Credit Party (the “obligee”) to another Credit Party or to Dana International or Dana Corporation (the “obligor”); provided that (A) the obligee shall cause each such obligor to execute and deliver to the obligee, a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by such obligor to the obligee, which Intercompany Notes shall be in form and substance satisfactory to the Administrative Agent, acting reasonably, and shall be pledged and delivered by the obligee to the Administrative Agent pursuant to the Pledge Agreement or the Postponement Agreement as additional collateral security for the Obligations; (B) the obligor shall record all intercompany transactions on its books and records in a manner satisfactory to the Administrative Agent, acting reasonably; (C) the obligations of the obligee under any such Intercompany Notes shall be subordinated and postponed to the Obligations of the obligee hereunder in a manner satisfactory to the Administrative Agent, acting reasonably; (D) at the time any such intercompany loan or advance is made, the obligee and the obligor shall be Solvent; (E) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan; (F) the aggregate principal balance of all such intercompany loans owing to the Borrower shall not exceed U.S.$15,000,000 at any time; and
     (c) dividends or distributions paid directly or indirectly by any Credit Party to another Credit Party or to Dana International.
     “Permitted Liens” means:
     (a) Liens in favour of the Administrative Agent for the benefit of the Secured Parties and the other parties intended to share the benefits of the Collateral securing the Secured Obligations;
     (b) Purchase Money Liens securing Indebtedness and Liens to secure Capital Lease Obligations, in each case only to the extent such Indebtedness is permitted by Section 6.2(vii);
     (c) Liens imposed by any Governmental Authority for Taxes not yet due and delinquent or which are being contested in good faith in compliance with Section 5.3, and, during such period during which such Liens are being so contested, such Liens shall not be executed on or enforced against any of the assets of any Credit Party;
     (d) carrier’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction and other like Liens arising by operation of Applicable Law, arising in the ordinary course of business, which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, and, during such period during which such Liens are being so contested, such Liens shall not be executed on or enforced against any of the assets of any Credit Party, provided that such Credit Party shall have set aside on its books reserves deemed adequate therefor and not resulting in qualification by auditors;

     (e) statutory Liens incurred or pledges or deposits made under worker’s compensation, unemployment insurance and other social security legislation, including, without limitation, cash collateral provided for surety bonds issued on behalf of the Borrower for its workers’ compensation liabilities;
     (f) Liens or deposits to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (other than for borrowed money) incurred in the ordinary course of business;
     (g) servitudes, easements, rights of way, restrictions, reservations in favour of the Crown and other similar encumbrances on real property imposed by Applicable Law or incurred in the ordinary course of business and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Credit Parties from the applicable real property;
     (h) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Credit Parties shall at any time in good faith be prosecuting an appeal or proceeding for review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;
     (i) undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with Applicable Law or of which written notice has not been duly given in accordance with Applicable Law or which although filed or registered, relate to obligations not due or delinquent;
     (j) the rights reserved to or vested in Governmental Authorities by statutory provisions or by the terms of leases, licenses, franchises, grants or permits, which affect any land, to terminate the leases, licenses, franchises, grants or permits or to require annual or other periodic payments as a condition of the continuance thereof so long as such rights have not been exercised by such Governmental Authorities in a manner that impairs in any material respect the value or usefulness to the relevant Credit Party of the relevant property;
     (k) securities to public utilities or to any municipalities or other Governmental Authorities or other public authority when required by the utility, municipality or Governmental Authorities or other public authority in connection with the supply of services or utilities to a Credit Party;
     (l) Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that, in the case of a Credit Party such Liens or covenants do not materially and adversely affect the use of the lands by the Credit Party;
     (m) Liens consisting of royalties payable with respect to any property of a Credit Party, provided that the existence of any such Lien on any material property of a Credit Party in favour of any Person other than Dana Corporation or any of its Subsidiaries shall be disclosed in writing to the Lenders;
     (n) Liens securing reimbursement obligations relating to letters of credit issued pursuant to this Agreement, provided that the value of the collateral subject to any such Lien does not exceed the amount of the related reimbursement obligation, including, without limitation, cash collateral provided by the Borrower to The Toronto-Dominion Bank to support the General Electric capital lease p-221 program;
     (o) statutory Liens incurred or pledges or deposits made in favour of a Governmental Authority to secure the performance of obligations of a Credit Party under Environmental Laws to which any assets of such Credit Party are subject, provided that no Default or Event of Default shall have occurred and be continuing;
     (p) a Lien granted by a Credit Party to a landlord to secure the payment of arrears of rent in respect of leased properties in the Province of Quebec leased from such landlord, provided that such Lien is limited to the assets located at or about such leased properties;
     (q) any Lien on any property or asset of a Credit Party existing on the date hereof and set forth in Schedule 3.9; provided that (i) such Lien shall not apply to any other property or asset of such Credit Party, and (ii) such Lien shall secure only those obligations which it secures on the date hereof;
     (r) any Lien existing on any property or asset prior to the acquisition thereof by a Credit Party or existing on any property or asset of any Person that becomes a Credit Party after the date hereof prior to the time such Person becomes a Credit Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Credit Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Credit Party or any other Credit Party, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Credit Party, as the case may be;
     (s) statutory Liens in respect of deemed statutory trusts under pension benefits standards legislation over (i) employee contributions to pension funds that have been deducted but not remitted and (ii) employer contributions that are accrued and due but not paid;
     (t) servicing agreements, development agreements, site plan agreements, and other agreements with Governmental Authorities pertaining to the use or development of any of the Collateral consisting of real property, provided same are complied with;
     (u) the right reserved to or vested in any municipality or Governmental Authority by the terms of any lease, licence, franchise, grant or permit acquired by such Credit Party or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof:
     (v) Liens to secure Indebtedness for borrowed money incurred by the Borrower or arising pursuant to any Hedge Agreement, sundry facilities or corporate VISA and/or commercial card transactions to the extent such Indebtedness is an Obligation owing to any Lender; provided that such Liens are granted on a basis as to priority consistent with the scheme of priority contemplated hereunder;
     (w) any other Liens consented to in writing by all of the Lenders, including those PPSA registrations set out in Schedule 3.9;

     (x) Liens in favor of GE Canada Asset Financing Holding Company and its Affiliates to secure the obligations of the Borrower under the GE Canada Master Lease Documents; and
     (y) any extension, renewal or replacement of any of the foregoing; provided, however, that the Liens permitted hereunder shall not be extended to cover any additional Indebtedness of the Credit Parties or their property (other than a substitution of like property), except Liens in respect of Capital Lease Obligations and Purchase Money Liens as permitted by (c) above.
     “Permitted Senior Liens” means, with respect to any item of Collateral, a Lien thereon, senior to the Liens thereon granted or created pursuant to the Security Documents in favour of the Secured Parties permitted to be created or to exist pursuant to clause (c), (d), (e), (f), (g), (i), (j), (k), (o), (s), (u) or, to the extent relating to the foregoing, (x) of the definition of “Permitted Liens”.
     “Person” includes any natural person, corporation, company, limited liability company, trust, joint venture, association, incorporated organization, partnership, Governmental Authority or other entity.
     “Postponement Agreement” means, in respect of the Dana Notes, a postponement agreement in form and substance reasonably satisfactory to the Administrative Agent and delivered on or before the Effective Date, setting forth the circumstances in which payments with respect to any Indebtedness of any Credit Party under the Dana Notes may or may not be paid.
     “PPSA” means the Personal Property Security Act (Ontario), as amended from time to time.
     “Preferred Interests” means, with respect to any Person, Equity Securities issued by such Person that are entitled to a preference or priority over any other Equity Securities issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.
     “Priority Payables” means, with respect to any Person, any amount (other than the Secured Obligations) payable by such Person which is secured by a Lien in favour of a Governmental Authority or any other Person which ranks or is capable of ranking prior to or pari passu with the Liens created by the Security Documents in respect of any Eligible Accounts or Eligible Inventory, including amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax (including PST), excise tax, Tax payable pursuant to the ETA (net of GST input credits), income tax, workers compensation, government royalties, pension fund obligations, overdue rents or Taxes, and other statutory or other claims (including rights of subrogation) that have priority over, or rank pari passu with, such Liens created by the Security Documents.
     “PST” means all taxes payable under the Retail Sales Tax Act (Ontario) or any similar statute of another jurisdiction of Canada.
     “Purchase Money Lien” means a Lien taken or reserved in personal property (other than Inventory) to secure payment of all or part of its purchase price, provided that such Lien (i) secures an amount not exceeding the purchase price of such personal property, (ii) extends only to such personal property and its proceeds, and (iii) is granted prior to or within 30 days after the purchase of such personal property.
     “QST” means the Quebec sales tax imposed pursuant to an Act respecting the Québec sales tax.

     “Quarterly Date” means each of the last day of each of March, June, September, and December in each calendar year.
     “Redeemable” means, with respect to any Equity Securities, Indebtedness or other right or obligation, any such right or obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.
     “Register” has the meaning set out in Section 9.4(c).
     “Reimbursement Obligations” means, at any date, the sum of the outstanding obligations of the Borrower in respect of the Letters of Credit, to reimburse the Administrative Agent for the account of each Issuing Bank for the amount paid by such Issuing Bank in respect of any drawings under Letters of Credit.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors, attorneys and representatives of such Person and of such Person’s Affiliates.
     “Release” means a discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, seepage or disposal of a Hazardous Material in breach of any Environmental Laws.
     “Required Lenders” means, at any time, Lenders having Exposure and unused Commitments representing at least a majority in interest of the sum of the total Exposure and unused Commitments at such time.
     “Responsible Officer” means, with respect to any Person, the chairman, the president, any vice president, the chief executive officer, the chief operating officer or the Treasurer, and, in respect of financial or accounting matters, any Financial Officer of such Person; unless otherwise specified, all references herein to a Responsible Officer mean a Responsible Officer of the Borrower.
     “Restricted Payment” shall mean, with respect to any Person, any payment (other than a Permitted Inter-Corporate Payment) by such Person (i) of any dividends on any of its Equity Securities, (ii) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any of its Equity Securities or any warrants, options or rights to acquire any such shares, or the making by such Person of any other distribution in respect of any of its Equity Securities, (iii) of any principal of or interest or premium on or of any amount in respect of a sinking or analogous fund or defeasance fund for any Indebtedness of such Person ranking in right of payment subordinate to any liability of such Person under the Loan Documents, (iv) of any principal of or of any amount in respect of a sinking or analogous fund or defeasance fund for any Indebtedness of such Person to a shareholder of such Person or to an Affiliate of a shareholder of such Person that in either case is not a Credit Party or a Subsidiary of a Credit Party, or (v) of any management, consulting or similar fee (other than payments or reimbursements in respect of shared or reasonably allocated overhead or other analogous costs and expenses) or any bonus payment or comparable payment, or by way of gift or other gratuity, to any Affiliate of such Person or to any director or officer thereof.
     “Revolving Commitment” means, with respect to each Lender, the commitment(s) of such Lender to make Revolving Loans or purchase and accept Bankers’ Acceptances hereunder as such commitment(s) may be reduced from time to time pursuant to Section 2.6, and as such commitment(s)

may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. The initial amount(s) of each Lender’s Revolving Commitment(s) are set forth on Schedule A, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment(s), as applicable. The initial aggregate amount of the Revolving Commitments is U.S.$100,000,000 (or the Canadian $ Equivalent thereof).
     “Revolving Loan” has the meaning set out in Section 2.1(a).
     “Rolling Period” means, as at the end of any calendar month, such calendar month taken together with the eleven immediately preceding calendar months.
     “S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.
     “SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
     “Secured Credit Card Obligations” means any Obligations arising under the Credit Card Program (to the extent provided for, and subject to the limitations set forth, in Section 6.2(viii) and 2.16(b)(ii).
     “Secured Hedge Agreement” means any Hedge Agreement required or permitted under Section 6.9 that is entered into by and between any Credit Party and any Swap Bank , in each case solely to the extent that the obligations in respect of such Hedge Agreement are not cash collateralized or otherwise secured (other than pursuant to the Security Documents).
     “Secured Obligations” means, without duplication, the Obligations of the Credit Parties under the Loan Documents, Cash Management Obligations of the Credit Parties (to the extent provided for, and subject to the limitations set forth, in Section 6.2(viii) and 2.16(b)(ii), all Obligations of the Credit Parties under Secured Hedge Agreements (to the extent provided for, and subject to the limitations set forth, in Section 6.2(viii) and 2.16(b)(ii) and all Secured Credit Card Obligations, and all Obligations under each agreement or instrument delivered by any Credit Party pursuant to any of the foregoing (whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise.
     “Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Banks, the Swap Banks, and the Lender Affiliates to which Secured Obligations are owing from time to time.
     “Security Documents” means the agreements, documents or instruments described or referred to in Section 4.1 and Section 5.10 (including, to the extent such Section describes an amendment, the agreement, document or instrument amended thereby) and any and all other agreements, documents or instruments now or hereafter executed and delivered by any Credit Party or any other Person as security for the payment or performance of all or part of the Secured Obligations, as any of the foregoing may have been, or may hereafter be, amended, modified or supplemented.
     “Settlement Date” means the date, which shall be weekly, or more frequently at the discretion of the Administrative Agent upon the occurrence of an Event of Default or a continuing decline or increase of the Loans, that the Administrative Agent and the Lenders shall settle among themselves so that (a) the Administrative Agent shall not at any time have, as the agent for the Lenders, any money at risk, and (b) on such Settlement Date each Lender shall be responsible for its pro rata amount of the Revolving Loan, calculated on the basis of each of their Applicable Percentages in respect of the outstanding Exposure as at such date, provided that each Settlement Date shall be a Business Day.
     “Solvent” means, with respect to any Person on a particular date, that on such date (i) the property of such Person is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations, due and accruing due, (ii) the property of such Person is, at a fair valuation, greater than the total amount of liabilities, including contingent liabilities, of such Person; (iii) such Person has not ceased paying its current obligations in the ordinary course of business as they generally become due; and (iv) such Person is not for any reason unable to meet its obligations as they generally become due. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
     “Supermajority Lenders” means, at any time, Lenders having Exposure and unused Commitments representing at least 80% in interest of the sum of the total Exposure and unused Commitments at such time.
     “Swap Bank” means any Lender or Lender Affiliate in its capacity as a party to a Secured Hedge Agreement.
     “Swing Line Commitment” means, with respect to the Swing Line Lender, the commitment of such Lender to make Swing Line Loans hereunder, as such commitment(s) may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. The initial amount of the Swing Line Lender’s Swing Line Commitment is set forth on Schedule A, or in the Assignment and Assumption pursuant to which such Swing Line Lender shall have assumed its Swing Line Commitment, as applicable. The initial amount of the Swing Line Commitment is U.S.$10,000,000 (or the Canadian $ Equivalent thereof).
     “Swing Line Lender” means the Initial Swing Line Lender and any Eligible Assignee to which the Swing Line Commitment hereunder has been assigned pursuant to Section 9.4 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all obligations that by the terms of this Agreement are required to be performed by it as a Swing Line Lender and notifies the Administrative Agent of its applicable lending office and the amount of its Swing Line Commitment, for so long as such Initial Swing Line Lender or Eligible Assignee, as the case may be, shall have a Swing Line Commitment.
     “Swing Line Loan” has the meaning specified in Section 2.1(b).
     “Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
     “Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges in the nature of a tax, including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties with respect thereto, imposed by any Governmental Authority (including federal, state, provincial, municipal and foreign Governmental Authorities), and whether disputed or not.
     “Tooling Program” means any program whereby tooling equipment is purchased or progress payments are made to facilitate production customer’s products and whereby the customer will ultimately repurchase the tooling equipment after the final approval by such customer.
     “Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Canadian Prime Rate, the CDOR Rate, the Base Rate, the LIBO Rate, or is an LC.
     “U.S. Bankruptcy Code” means U.S. Bankruptcy Code (11 U.S.C. §§ 101 et seq), as amended from time to time.
     “U.S. Bankruptcy Court” means the United States District Court for the Southern District of New York when such court is exercising direct jurisdiction over the Cases.
     “U.S. Credit Agreement” means the U.S.$1,450,000,000 Senior Secured Superpriority Debtor-In-Possession Credit Agreement dated as of March 3, 2006 among Dana Corporation, as Debtor and Debtor-In-Possession, as Borrower, the Guarantors party thereto, as Debtors and Debtors in Possession under Chapter 11 of the U.S. Bankruptcy Code, Citicorp North America, Inc., as Administrative Agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, Citicorp North America, Inc., as Initial Swing Line Lender, Bank of America, N.A., Citicorp North America, Inc., and JPMorgan Chase Bank, N.A., as Initial Issuing Banks, and the Initial Lenders and the other lenders party thereto, as such agreement has been amended, modified, supplemented and/or restated.
     “U.S. Dollars” and “U.S.$” refer to lawful money of the United States of America.
     “U.S.$ Equivalent” means, on any day, the amount of U.S. Dollars that the Administrative Agent could purchase, in accordance with its normal practice, with a specified amount of Canadian Dollars based on the Bank of Canada noon spot rate on such day.
1.2 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Canadian Prime Rate Loan”) and Borrowings also may be classified and referred to by Type (e.g., a “Canadian Prime Rate Borrowing”).

1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “shall” is mandatory; the word “may” is permissive. The words “to the knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case or a Person other than a natural Person, known by the Responsible Officer of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by such Responsible Officer of that Person). Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless otherwise specified, all references to dollar amounts in this Agreement shall mean Canadian Dollars.
1.4 References to Real and Personal Property. With respect to real or tangible personal property located in the Province of Quebec, (a) the terms “real property”, “personal property” and “real and personal property” and words of similar import shall be deemed to also refer to “immovable property”, “movable property” and “immovable and movable property” respectively. The terms “tangible” and “intangible” and words of similar import shall be deemed to also refer to “corporeal” and “incorporeal” respectively.
1.5 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. All calculations for the purposes of determining compliance with the financial ratios and financial covenant contained herein shall be made on a basis consistent with GAAP in existence from time to time and used in the preparation of the financial statements of the Borrower referred to in Section 5.1(a).
1.6 Time. All time references herein shall, unless otherwise specified, be references to local time in Toronto, Ontario. Time is of the essence of this Agreement and the other Loan Documents.
1.7 Permitted Liens. Any reference in any of the Loan Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

ARTICLE 2
THE CREDITS
2.1 Commitments.
     (a) Subject to the terms and conditions set forth herein, each Lender commits to make Loans (each such Loan made under this Section 2.1(a), a “Revolving Loan”) to the Borrower from time to time during the period commencing on the Effective Date and ending on the Maturity Date up to an aggregate principal amount equal to the amount set forth beside such Lender’s name in Schedule A under the heading “Commitment”, provided that any Revolving Loans made by any Lender as requested by the Borrower will not result in (i) such Lender’s Exposure exceeding such Lender’s Commitment, or (ii) the sum of the total Exposure exceeding the lesser of (x) the Maximum Amount and (y) the Borrowing Base. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Revolving Loans.
     (b) Subject to the terms and conditions set forth herein, the Swing Line Lender commits to make Loans (each such Loan made under this Section 2.1(b), a “Swing Line Loan”) to the Borrower from time to time during the period commencing on the Effective Date and ending on the Maturity Date up to an aggregate principal amount equal to the amount set forth beside the Swing Line Lender’s name in Schedule A under the heading “Swing Line Commitment”, provided that any Swing Line Loans made by the Swing Line Lender as requested by the Borrower will not result in (i) the aggregate amount of Swing Line Loans exceeding the Swing Line Commitment, or (ii) the sum of the total Exposure exceeding the lesser of (x) the Maximum Amount and (y) the Borrowing Base. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Swing Line Loans.
2.2 Loans and Borrowings.
     (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
     (b) Subject to Section 2.19, each Borrowing shall be comprised entirely of Canadian Prime Loans, Bankers’ Acceptances, B/A Equivalent Loans, Base Rate Loans or LIBO Rate Loans as the Borrower may request in accordance herewith. If the initial Borrowing occurs on or within five Business Days of the Effective Date, such Borrowing shall be comprised of Canadian Prime Loans or Base Rate Loans.
     (c) At the commencement of each Interest Period for any LIBO Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of U.S.$100,000 and not less than U.S.$500,000. At the time that each Canadian Prime Borrowing or Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that a Canadian Prime Borrowing or a Base Rate Borrowing may be in an aggregate amount that is required to finance the reimbursement of an LC Disbursement. At the commencement of each Contract Period for any B/A Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of Cdn.$100,000 and not less than Cdn.$500,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five B/A Borrowings and five LIBO Rate Borrowings outstanding.

     (d) Each Swing Line Loan shall be comprised entirely of Canadian Prime Loans or Base Rate Loans. No Swing Line Loan shall be used for the purpose of funding the payment of principal of any other Swing Line Loan. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s pro rata share of the Revolving Commitments times the principal amount of such Swing Line Loan.
2.3 Requests for Borrowings and Swing Line Loans.
     (a) To request a Borrowing (other than a Letter of Credit), the Borrower shall notify the Administrative Agent of such request by written Borrowing Request (i) in the case of a LIBO Rate Borrowing, not later than 11:00 a.m., Toronto time, three Business Days before the date of the proposed Borrowing, (ii) in the case of a B/A Borrowing, not later than 11:00 a.m., Toronto time, two Business Days before the date of the proposed Borrowing, or (iii) in the case of a Canadian Prime Borrowing or a Base Rate Borrowing, not later than 11:00 a.m., Toronto time, one Business Day before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable. The Administrative Agent and each Lender are entitled to rely and act upon any written Borrowing Request given or purportedly given by the Borrower. Each such written Borrowing Request shall be substantially in the form of Exhibit B and shall specify the following information:
(i)	the aggregate amount of each requested Borrowing;

(ii)	the date of such Borrowing, which shall be a Business Day;

(iii)	whether such Borrowing is to be a Canadian Prime Borrowing, a B/A Borrowing, a Base Rate Borrowing or a LIBO Rate Borrowing;

(iv)	in the case of a LIBO Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”, and in the case of a B/A Borrowing, the initial Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period”; and

(v)	the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of this Agreement.
     (b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Canadian Prime Borrowing (if denominated in Canadian Dollars) or a Base Rate Borrowing (if denominated in U. S. Dollars). If no currency is specified, the Borrowing shall be denominated in Canadian Dollars. If no Interest Period is specified with respect to any requested LIBO Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of a one month duration. If no Contract Period is specified with respect to any requested B/A Borrowing, then the Borrower shall be deemed to have selected a Contract Period of a one month duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.3, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     (c) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request. Thereafter, the Borrower may elect to convert a Borrowing to a different Type or to continue such Borrowing and, in the case of (i) a LIBO Rate Borrowing, may elect a new Interest Period therefor, or (ii) a B/A Borrowing, may elect a new Contract Period therefor, all as provided in this Section 2.3(c). The

Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing in accordance with their Applicable Percentage, and the Loans comprising each such portion shall be considered a separate Borrowing. To make an election pursuant to this Section 2.3(c), the Borrower shall notify the Administrative Agent of such election in the manner and by the time that a Borrowing Request would be required under Section 2.3(a) if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. In addition to the information specified in Section 2.3(a), each written Borrowing Request shall specify the Borrowing to which such request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing.
     (d) In the absence of a timely and proper election with regard to (i) LIBO Rate Borrowings, the Borrower shall be deemed to have elected to convert such LIBO Rate Borrowings to Base Rate Borrowings on the last day of the Interest Period of the relevant LIBO Rate Borrowings, and (ii) B/A Borrowings, the Borrower shall be deemed to have elected to convert such B/A Borrowings to Canadian Prime Borrowings on the last day of the Contract Period of the relevant B/A Borrowings.
     (e) Each Swing Line Loan shall be made on notice, given not later than 11:00 a.m., Toronto time, on the date of the proposed Swing Line Loan, by the Borrower to the Swing Line Lender and the Administrative Agent. Each such notice of a Swing Line Loan shall be by telephone, confirmed immediately in writing, or telecopier, specifying therein the requested (i) date of such Swing Line Loan, (ii) amount of such Swing Line Loan and (iii) maturity of such Swing Line Loan (which maturity shall be no later than the seventh day after the requested date of such Swing Line Loan). Each request for a Swing Line Loan shall be irrevocable. The Administrative Agent and the Swing Line Lender are entitled to rely and act upon any request for a Swing Line Loan given or purportedly given by the Borrower.
2.4 Funding of Borrowings and Swing Line Loans.
     (a) Each Lender shall make each Loan to be made by it hereunder on the proposed Borrowing Date by wire transfer of immediately available funds by 12:00 noon, Toronto time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, and for same day credit, to an account of the Borrower and designated by the Borrower in the applicable Borrowing Request. The Borrower shall satisfy Reimbursement Obligations promptly as they arise by way of a request for a Loan and all Loans made hereunder to satisfy Reimbursement Obligations shall be remitted by the Administrative Agent to the applicable Issuing Bank in accordance with such Letter of Credit (unless the applicable Issuing Bank has already been fully reimbursed directly by the Borrower).
     (b) The Administrative Agent may, upon notice given by the Administrative Agent no later than 12:00 p.m. Toronto time, on any Settlement Date, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan in an amount equal to such Lender’s Applicable Percentage (calculated with respect to the aggregate Commitments then outstanding) of the aggregate amount of the Revolving Loans made by the Administrative Agent from the preceding Settlement Date to the date of such notice. Each Lender’s obligation to make the Revolving Loans and to make the settlements pursuant to this Section 2.4 shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defence or other right which any such Lender or the Borrower may have against the Administrative Agent, the Borrower, any Lender or any other Person for any reason whatsoever; (ii) any adverse change in the condition (financial or otherwise) of the Borrower; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Without limiting the liability and obligation of each Lender to make such advances, the Borrower authorizes the Administrative Agent to charge the Borrower’s Operating Account to the extent amounts received from the Lenders are not sufficient to repay in full the amount of any such deficiency. To the extent that any Lender has failed to fund all such payments and Revolving Loans, the Administrative Agent shall be entitled to set off the funding short-fall against that Lender’s pro rata share of all payments received from the Borrower.
     (c) The Administrative Agent, for the account of the Lenders, shall disburse all amounts to the Borrower and shall handle all collections. It is understood that for purposes of advances to the Borrower and for purposes of this Section 2.4, the Administrative Agent is using the funds of the Administrative Agent.
     (d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to any advance to the Borrower that such Lender will not make the amount which would constitute its share of the Borrowing on such date available to the Administrative Agent, the Administrative Agent may assume that such Lender shall make such amount available to the Administrative Agent on a Settlement Date, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing under this Section 2.4 shall be conclusive, absent manifest error. If such Lender’s share of such Borrowing is not in fact made available to the Administrative Agent by such Lender on the Settlement Date, the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to Canadian Prime Loans (if the unpaid amount is denominated in Canadian Dollars) or to Base Rate Loans (if the unpaid amount is denominated in U.S. Dollars), on demand, from the Borrower without prejudice to any rights which the Administrative Agent may have against such Lender hereunder. Nothing contained in this Section 2.4 shall relieve any Lender which has failed to make available its Applicable Percentage of any Borrowing hereunder from its obligation to do so in accordance with the terms hereof. Nothing contained herein shall be deemed to obligate the Administrative Agent to make available to the Borrower the full amount of a requested advance when the Administrative Agent has any notice (written or otherwise) that any of the Lenders will not advance its Applicable Percentage thereof.
     (e) On the Settlement Date, the Administrative Agent and the Lenders shall each remit to the other, in immediately available funds, all amounts necessary so as to ensure that, as of the Settlement Date, the Lenders shall have their Applicable Percentage share of all outstanding Obligations.
     (f) The Administrative Agent shall forward to each Lender, at the end of each calendar month, a copy of the account statement rendered by the Administrative Agent to the Borrower.
     (g) The Administrative Agent shall, after receipt of any interest and fees earned under this Agreement, promptly remit to the Lenders their Applicable Percentage of any (i) fees they are entitled to receive, and (ii) interest computed at the rate and as provided for in this Agreement on all outstanding amounts advanced by the Lenders on each Settlement Date, prior to adjustment, that are subsequent to the last remittance by the Administrative Agent to the Lenders of such interest amounts.
     (h) (i) Upon receipt of a notice of a Swing Line Loan pursuant to Section 2.3(e) above, the Swing Line Lender will make the amount of the requested Swing Line Loans available to the Administrative Agent at the Administrative Agent’s account, in same day funds. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 4.2, the Administrative Agent will make such funds available to the Borrower by crediting the account designated by the Borrower.
     (ii) The Swing Line Lender may, at any time in its sole and absolute discretion, request on behalf of the Borrower (and the Borrower hereby irrevocably authorizes the Swing Line Lender to so request on its behalf) that each Revolving Lender make a Base Rate Loan in an amount equal to such Lender’s pro rata share of the amount of Swing Line Loans then outstanding. Such request shall be deemed to be a Borrowing Request for purposes hereof and shall be made in accordance with the provisions of Section 2.3(a) without regard solely to the minimum amounts specified therein but subject to the satisfaction of the conditions set forth in Section 4.2 (except that the Borrower shall not be deemed to have made any representations and warranties).
     (iii) If for any reason any Swing Line Loan cannot be refinanced by a Borrowing as contemplated by Section 2.4(h)(ii), the request for Base Rate Loans submitted by the Swing Line Lender as set forth in Section 2.4(h)(ii) shall be deemed to be a request by such Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.4(h)(ii) shall be deemed payment in respect of such participation.
     (iv) If and to the extent that any Revolving Lender shall not have made the amount of its pro rata share of such Swing Line Loan available to the Administrative Agent in accordance with the provisions of Section 2.4(h)(ii), such Revolving Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of the applicable Borrowing Request delivered by the Swing Line Lender until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate.
     (v) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in a Swing Line Loan pursuant to this Section 2.4(h) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.4(h) is subject to satisfaction of the conditions set forth in Section 4.2. No funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
2.5 Interest and Acceptance Fees.
     (a) The Loans comprising each Canadian Prime Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin from time to time in effect. The Loans comprising each Base Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to the Base Rate plus the Applicable Margin from time to time in effect. The Loans comprising each LIBO Rate Borrowing shall bear interest (computed on the basis of the actual number of days in the relevant Interest Period over a year of 360 days) at the LIBO Rate for the Interest Period in effect for such LIBO Rate Borrowing plus the Applicable Margin.
     (b) The Loans comprising each B/A Borrowing shall be subject to the Acceptance Fee which shall be payable as set out in Section 2.11.
     (c) Upon the occurrence and during the continuance of an Event of Default, upon the express request of, or with the express consent of, the Required Lenders (or automatically upon the commencement of any proceeding of a type described in Section 7.1(h) or (i)), all amounts outstanding hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan or, in the case of any amount not constituting principal or interest on a Loan, at a rate equal to 2% plus the rate otherwise applicable to, in the case of Canadian Dollar amounts, Canadian Prime Loans, or in the case of U.S. Dollar amounts, Base Rate Loans.
     (d) Accrued interest on each Loan (other than B/A Borrowings) shall be payable in arrears on the earlier of (i) each applicable Interest Payment Date, and (ii) the date of termination of the Commitments. In addition, in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.
     (e) All interest hereunder shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Any Loan that is repaid on the same day on which it is made shall bear interest for one day. The applicable Canadian Prime Rate, Base Rate, LIBO Rate or Discount Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     (f) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.
     (g) If any provision of this Agreement would oblige the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any Applicable Law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:
(i)	first, by reducing the amount or rate of interest or the amount or rate of any Acceptance Fee required to be paid to the affected Lender under Section 2.5; and

(ii)	thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).
2.6 Termination and Reduction of Commitments.
     (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
     (b) The Borrower may, upon two (2) Business Days prior written notice to the Administrative Agent, permanently cancel any unused portion of the Commitments, without premium or penalty; provided that any such cancellation shall be in a minimum amount of U.S.$5,000,000 and multiples of U.S.$1,000,000 in excess thereof (or the then outstanding principal amount of the Credit). The Administrative Agent shall promptly notify each Lender of the receipt by the Administrative Agent of any such notice. Any such cancellation shall be applied ratably in respect of the Commitments of each Lender. Each notice delivered by the Borrower pursuant to this Section 2.6(b) shall be irrevocable.

     (c) Upon the occurrence of the Maturity Date, the Commitment of each Lender shall be permanently reduced to an amount equal to the amount of the Loans made by such Lender at such date.
     (d) The Swing Line Commitment shall be permanently reduced from time to time on the date of each reduction of the Revolving Commitments by the amount, if any, by which the amount of the Swing Line Commitment exceeds the Revolving Commitments after giving effect to such reduction of the Revolving Commitments.
2.7 Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the earlier of the Maturity Date and the date that its Commitment is fully and completely terminated pursuant to Section 7.1.
     (b) The Borrower shall repay to the Administrative Agent for the account of the Swing Line Lender and each other Revolving Lender that has purchased a risk participation in a Swing Line Loan the outstanding principal amount of each Swing Line Loan made by the Swing Line Lender on the earliest of (i) the maturity date specified in the applicable notice of a Swing Line Loan pursuant to Section 2.3(e) (which maturity shall be no later than the seventh day after the requested date of such Borrowing), (ii) the date that the Swing Line Commitment is fully and completely terminated and (iii) the Maturity Date.
2.8 Evidence of Indebtedness.
     (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrower to such Lender resulting from each Borrowing made by such Lender hereunder, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Borrowing made hereunder, the Type thereof and, in the cases of Bankers’ Acceptances and LIBO Rate Loans, the relevant Contract Period or Interest Period, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
     (c) The entries made in the accounts maintained pursuant to Sections 2.8(a) and (b) shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Borrowings in accordance with the terms of this Agreement. In the event of a conflict between the records maintained by the Administrative Agent and any Lender, the records maintained by the Administrative Agent shall govern.
     (d) Any Lender may request (through the Administrative Agent) that Loans (other than B/As) made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender (through the Administrative Agent) a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.
2.9 Prepayments.

     (a) Mandatory Prepayments. If at any time the aggregate Exposure of all Lenders exceeds the Maximum Amount or the Borrowing Base, the Borrower shall within three (3) Business Days following a request from the Administrative Agent, and in any event on or prior to any further Borrowing, pay to the Administrative Agent, for the account of the Lenders, the amount of such excess to be applied (i) first, in satisfaction of all Reimbursement Obligations, if any, outstanding at such time, (ii) second, as a prepayment of the Swing Line Loans, (iii) third, as a prepayment of the Revolving Loans, and (iv) fourth, as Cover for any remaining LC Exposure and reimbursement obligations in respect of any outstanding Bankers’ Acceptances in an amount of such remaining excess.
     (b) Currency Fluctuations. If as a result of Canadian Dollar exchange rate fluctuations, the aggregate Exposure of all Lenders (taking into account the sum of U.S. Dollar Borrowings and the U.S. $ Equivalent of Canadian Dollar Borrowings) exceeds (i) the Maximum Amount, or (ii) the Borrowing Base (any such excess being referred to in this Section as an “Excess Amount”), then the Borrower shall within three (3) Business Days following a request from the Administrative Agent, and in any event on or prior to any further Borrowing, pay to the Administrative Agent, for the account of the Lenders, an amount equal to the Excess Amount.
     (c) General Prepayments. Subject to Section 2.11(e), the Borrower may prepay the Obligations at any time without premium or penalty (other than breakage costs, if applicable).
     (d) Notice by Borrower. Each prepayment notice provided by the Borrower hereunder in respect of any permanent repayment or prepayment hereunder shall be in the form acceptable to the Administrative Agent and shall be irrevocable.
     (e) Notice by Administrative Agent. Upon receipt of a notice of prepayment pursuant to this Section 2.9, the Administrative Agent shall promptly notify each applicable Lender of the contents thereof and of such Lender’s Applicable Percentage of such prepayment.
2.10 Fees.
     (a) The Borrower shall pay to the Administrative Agent for the account of and distribution to each Lender ratably in accordance with each such Lender’s Applicable Percentage a standby fee for the period commencing on the Effective Date to and including the Maturity Date (or such earlier date as the Commitments shall have been terminated entirely) computed at a rate of 0.375% per annum on the average daily excess amount of the aggregate Commitments over the aggregate Exposure (provided that Swing Line Loans shall not be deemed to be Exposure for such purpose). The standby fee on the Commitments shall be payable in arrears on each Quarterly Date, commencing on the first Quarterly Date to occur after the Effective Date, and on the date on which the Commitments terminate. All standby fees shall be computed on the basis of a year of 365 days or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For greater clarity, the standby fee payable on the first Quarterly Date shall be payable only in respect of the period from the Effective Date to the first Quarterly Date.
     (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same interest rate as the Applicable Margin for LIBO Rate Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Administrative Agent for the account of each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and each Issuing Bank on the average daily amount of such Issuing Bank’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Issuing Bank’s Commitment terminates and the date on which such Issuing Bank ceases to have any LC Exposure. Upon the occurrence and during the continuance of an Event of Default, upon the express request of, or with the express consent of, the Required Lenders (or automatically upon the commencement of any proceeding of a type described in Section 7.1(h) or (i)), all participation fees shall increase at a rate per annum equal to 2%. The Borrower agrees to pay to the applicable Issuing Bank, such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall be payable on each Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this Section 2.10(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 365 days or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent.
     (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it), for its own account or for distribution, in the case of standby and participation fees, to the Lenders and, in the case of fronting fees, to the Issuing Banks. Fees paid shall not be refundable except in the case of manifest error in the calculation of any fee payment.
2.11 Bankers’ Acceptances.
     (a) Subject to the terms and conditions of this Agreement, the Borrower may request a Borrowing by presenting drafts for acceptance and purchase as B/As by the Lenders.
     (b) No Contract Period with respect to a B/A to be accepted and purchased under the Credit shall extend beyond the Maturity Date.
     (c) To facilitate availment of B/A Borrowings, the Borrower hereby appoints each Lender as its attorney to sign and endorse on its behalf (in accordance with a Borrowing Request relating to a B/A Borrowing), in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Lender, blank forms of B/As in the form requested by such Lender. In this respect, it is each Lender’s responsibility to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. The Borrower recognizes and agrees that all B/As signed and/or endorsed by a Lender on behalf of the Borrower shall bind the Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Borrower. Each Lender is hereby authorized (in accordance with a Borrowing Request relating to a B/A Borrowing) to issue such B/As endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Lender. No Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or wilful misconduct of the Lender or its officers, employees, agents or representatives. Each Lender shall maintain a record with respect to B/As (i) received by it in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder, and (iv) cancelled at their respective maturities. On request by or on behalf of the Borrower, a Lender shall cancel all forms of B/A which have been pre-signed or pre-endorsed on behalf of the Borrower and which are held by such Lender and are not required to be issued in accordance with the Borrower’s irrevocable notice. Alternatively, the Borrower agrees that, at the request of the Administrative Agent, the Borrower shall deliver to the Administrative Agent a “depository note” which complies with the requirements of the Depository Bills and Notes Act (Canada), and consents to the deposit of any such depository note in the book-based debt clearance system maintained by the Canadian Depository for Securities.
     (d) Drafts of the Borrower to be accepted as B/As hereunder shall be signed as set out in this Section 2.11. Notwithstanding that any person whose signature appears on any B/A may no longer be an authorized signatory for any Lender or the Borrower at the date of issuance of a B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed shall be binding on the Borrower.
     (e) Promptly following receipt of a Borrowing Request specifying a Borrowing by way of B/As, the Administrative Agent shall so advise the Lenders and shall advise each Lender of the aggregate face amount of the B/As to be accepted by it and the applicable Contract Period (which shall be identical for all Lenders). The aggregate face amount of the B/As to be accepted by the Lenders shall be in a minimum aggregate amount of Cdn.$500,000 and shall be a whole multiple of Cdn.$100,000, and such face amount shall be in the Lenders’ pro rata portions of such Borrowing, provided that the Administrative Agent may in its sole discretion increase or reduce any Lender’s portion of such B/A Borrowing to the nearest Cdn.$100,000 without reducing the overall Commitments.
     (f) Upon acceptance of a B/A by a Lender, such Lender shall purchase, or arrange for the purchase of, each B/A from the Borrower at the Discount Rate for such Lender applicable to such B/A accepted by it and provide to the Administrative Agent the Discount Proceeds for the account of the Borrower. The Acceptance Fee payable by the Borrower to a Lender under Section 2.5 in respect of each B/A accepted by such Lender shall be set off against the Discount Proceeds payable by such Lender under this Section 2.11.
     (g) Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/As accepted and purchased by it.
     (h) If a Lender is not a chartered bank under the Bank Act (Canada) or if a Lender notifies the Administrative Agent in writing that it is otherwise unable to accept Bankers’ Acceptances, such Lender will, instead of accepting and purchasing Bankers’ Acceptances, make a Loan (a “B/A Equivalent Loan”) to the Borrower in the amount and for the same term as the draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such Lender will provide to the Administrative Agent the Discount Proceeds of such B/A Equivalent Loan for the account of the Borrower. Each such B/A Equivalent Loan will bear interest at the same rate which would result if such Lender had accepted (and been paid an Acceptance Fee) and purchased (on a discounted basis) a Bankers’ Acceptance for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the Lenders and the Borrower as the Bankers’ Acceptance which such B/A Equivalent Loan replaces). All such interest shall be paid in advance on the date such B/A Equivalent Loan is made, and will be deducted from the principal amount of such B/A Equivalent Loan in the same manner in which the Discount Proceeds of a Bankers’ Acceptance would be deducted from the face amount of the Bankers’ Acceptance. Subject to repayment requirements, on the last day of the relevant Contract Period for such B/A Equivalent Loan, the Borrower shall be entitled to convert each such B/A Equivalent Loan into another type of Loan, or to roll over each such B/A Equivalent Loan into another B/A Equivalent Loan, all in accordance with the applicable provisions of this Agreement.

     (i) With respect to each B/A Borrowing, at or before 10:00 a.m., Toronto time, two Business Days before the last day of the Contract Period of such B/A Borrowing, the Borrower shall notify the Administrative Agent in writing, if the Borrower intends to issue B/As on such last day of the Contract Period to provide for the payment of such maturing B/A Borrowing. If the Borrower fails to notify the Administrative Agent of its intention to issue B/As on such last day of the Contract Period, the Borrower shall provide payment to the Administrative Agent on behalf of the Lenders of an amount equal to the aggregate face amount of such B/A Borrowing on the last day of the Contract Period of thereof. If the Borrower fails to make such payment, such maturing B/As shall be deemed to have been converted on the last day of the Contract Period into a Canadian Prime Loan in an amount equal to the face amount of such B/As.
     (j) The Borrower waives presentment for payment and any other defence to payment of any amounts due to a Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Lender in its own right, and the Borrower agrees not to claim any days of grace if such Lender, as holder, sues the Borrower on the B/A for payment of the amount payable by the Borrower thereunder. On the last day of the Contract Period of a B/A, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, the Borrower shall pay the Lender that has accepted and purchased such B/A the full face amount of such B/A and, after such payment, the Borrower shall have no further liability in respect of such B/A and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.
     (k) If a Lender grants a participation in a portion of its rights under this Agreement to a Participant under Section 9.4(e), then, in respect of any B/A Borrowing, a portion thereof may, at the option of such Lender, be by way of Bankers’ Acceptance accepted by such Participant. In such event, the Borrower shall upon request of the Administrative Agent or the Lender granting the participation execute and deliver a form of Bankers’ Acceptance undertaking in favour of such Participant for delivery to such participant.
     (l) Except as required by any Lender upon the occurrence of an Event of Default, no B/A Borrowing may be repaid by the Borrower prior to the expiry date of the Contract Period applicable to such B/A Borrowing; provided, however, that the Borrower may defease any B/A Borrowing by depositing with the Administrative Agent an amount that is sufficient to repay such B/A Borrowing on the expiry date of the Contract Period applicable to such B/A Borrowing.
2.12 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBO Rate Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or
     (b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Rate Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a LIBO Rate Borrowing, such Borrowing shall be made as a Base Rate Borrowing; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for a LIBO Rate Borrowing may be made to Lenders that are not affected thereby, and (B) if the circumstances giving rise to such notice affect only one Type of Borrowing, then the other Type of Borrowing shall be permitted.
2.13 Increased Costs; Illegality.
     (a) If any Change in Law shall:
(i)	impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)	impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement (including the imposition on any Lender of, or any change to, any charge with respect to its LIBO Rate Loans or any Letter of Credit or participation therein, or its obligation to make LIBO Rate Loans or any Letter of Credit);
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or any Loan or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered. For the purposes of this Section 2.13(a), any such increased cost resulting from (x) Indemnified Taxes (as to which Section 2.15 shall govern) and (y) changes in the bases of taxation of overall net income or overall gross income, including, without limitation, Excluded Taxes, by Canada or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its applicable lending office or any political subdivision thereof, shall be excluded from this section. A Lender claiming additional amounts under this Section 2.13(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different applicable lending office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender, or create any Tax liability for the Borrower. Each Lender covenants and agrees that it shall only claim additional amounts from the Borrower under this Section 2.13(a) where it is also seeking to recover such increased costs from its other borrowers generally.
     (b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy) and such Lender’s desired return on capital, then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s Commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance or participation in any Letters of Credit.
     (c) A certificate of a Lender setting forth amount or amounts necessary to compensate such Lender as specified in Sections 2.13(a) or (b), together with a brief description of the Change of Law, shall be delivered to the Borrower, and shall be conclusive absent manifest error. In preparing any such certificate, a Lender shall be entitled to use averages and to make reasonable estimates, and shall not be required to “match contracts” or to isolate particular transactions. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation.
     (e) In the event that any Lender shall have determined (which determination shall be reasonably exercised and shall, absent manifest error, be final, conclusive and binding upon all parties) at any time that the making or continuance of any LIBO Rate Loan has become unlawful or materially restricted as a result of compliance by such Lender in good faith with any Change in Law, or by any applicable guideline or order (whether or not having the force of law), then, in any such event, such Lender shall give prompt notice (by telephone and confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to the other Lenders). Upon the giving of the notice to the Borrower referred to in this Section 2.13(e), the Borrower’s right to request (by continuation, conversion or otherwise), and such Lender’s obligation to make, LIBO Rate Loans shall be immediately suspended, and thereafter any requested Borrowing of LIBO Rate Loans shall, as to such Lender only, be deemed to be a request for a Base Rate Loan, and if the affected LIBO Rate Loan or Loans are then outstanding, the Borrower shall immediately, or if permitted by Applicable Law, no later than the date permitted thereby, upon at least one Business Day prior written notice to the Administrative Agent and the affected Lender, convert each such LIBO Rate Loan into a Base Rate Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.13(e); further provided, however, that before giving any such notice, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lending office if the making of such a designation would allow such Lender to continue to perform its obligations to make LIBO Rate Loans or to continue to fund or maintain LIBO Rate Loans in accordance with the terms of this Agreement and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender, or create any Tax liability for the Borrower.
2.14 Break Funding Payments. In the event of (a) the failure by the Borrower to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered by the Borrower pursuant hereto or (b) the payment or conversion of any B/A Borrowing or LIBO Rate Loan other than on the last day of a Contract Period or Interest Period, as applicable (including as a result of an Event of Default), then, in any such event, the Borrower shall compensate each Lender for the direct loss, cost and expense attributable to such event. In the case of a LIBO Rate Loan, such direct loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period and the interest rate which such Lender would bid were it to bid, at the commencement of such period, for U.S. Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
2.15 Taxes.
     (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction or withholding for any Indemnified Taxes; provided that if the Borrower shall be required to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.15), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made, (ii) the Borrower shall make such deduction or withholding, and (iii) the Borrower shall pay to the relevant Governmental Authority in accordance with Applicable Law the full amount deducted or withheld.
     (b) In addition to the payments by the Borrower required by Section 2.15(a), the Borrower shall pay any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement to the relevant Governmental Authority in accordance with Applicable Law.
     (c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.
     (d) As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) For greater clarity, the provisions of this Section 2.15 shall not require the Borrower to make any payments under Section 2.15(a), (b) or (c) where Taxes have arisen by virtue of an assignment, transfer or sale made to, or a participation interest granted to, a Lender in contravention of any Canadian residency requirement applicable in respect to the assignee, transferee or participant, as the case may be, and set forth in Section 9.4 of this Agreement.
     (f) If, following the imposition of any Taxes on any payment by the Borrower to any Lender in respect of which the Borrower is required to make an additional payment pursuant to this Section 2.15, any Lender receives or is granted a credit against or remission for or deduction from or in respect of any Taxes paid by it or shall obtain any other relief which, in such Lender’s opinion, is both reasonably identifiable and quantifiable by it without involving it in an unacceptable administrative burden (any of the foregoing being a “saving”), such Lender will reimburse the Borrower with such amount as such

Lender shall have concluded, in its absolute discretion but in good faith, to be the amount or value of the relevant saving. Nothing herein contained shall interfere with the right of any Lender to arrange its affairs in whatever manner it thinks fit and, in particular, no Lender shall be under any obligation to claim relief for tax purposes on its corporate profits or otherwise, or to claim such relief in priority to any other claims, reliefs, credits or deductions available to it or to disclose details of its affairs. Each Lender will notify the Borrower promptly of the receipt by such Lender of any such saving and of such Lender’s opinion as to the amount or value thereof, and any reimbursement to be made by such Lender will be made promptly on the date of receipt of such saving by such Lender or, if later, on the last date on which the applicable taxation authority would be able in accordance with Applicable Law to reclaim or reduce such saving.
     (g) Notwithstanding anything to the contrary contained in this Section 2.15, (i) each Lender that becomes party to this Agreement on the Effective Date shall be, and hereby certifies that it is, as of the Effective Date, a Canadian Resident Lender, (ii) no Lender or Participant that acquires an interest in the Borrowings hereunder in contravention of Section 9.4 shall be entitled to the benefits of this Section 2.15 in respect of withholding taxes and (iii) any Lender which voluntarily takes any action (other than by way of compulsion by reason of any act or order of any Governmental Authority) which thereby causes such Lender to cease to be a Canadian Resident Lender shall not be entitled to the benefits of this Section 2.15 in respect of withholding taxes.
2.16 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
     (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or amounts payable in respect of Reimbursement Obligations, amounts payable under any of Sections 2.13, 2.14 or 2.15, or amounts otherwise payable hereunder) prior to 2:00 p.m., Toronto time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to any indemnities contained herein shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension, provided that, in the case of any payment with respect to a LIBO Rate Loan, the date for payment shall be advanced to the next preceding Business Day if the next succeeding Business Day is in a subsequent calendar month. All payments under this Section 2.16 in respect of LIBO Rate Loans and Base Rate Loans and in respect of U.S. Dollar denominated Letters of Credit shall be made in U.S. Dollars. All other payments under this Section 2.16 shall be made in Canadian Dollars. The Borrower hereby authorizes the Administrative Agent to debit the Operating Account to effect any payment due to the Lenders or the Administrative Agent pursuant to this Agreement. Any resulting overdraft in such account shall be payable by the Borrower to the Administrative Agent in same day funds.
     (b) Any cash held by or on behalf of the Administrative Agent and all cash proceeds received by or on behalf of the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Administrative Agent, be held by the Administrative Agent as collateral for, and/or then or at any time thereafter applied in whole or in part by the Administrative Agent for the benefit of the Secured Parties against, all or any part of the Secured Obligations, in the following manner:

(i)	first, to the Administrative Agent for any amounts then owing to the Administrative Agent pursuant to Section 9.3 or otherwise under the Loan Documents; and

(ii)	second, ratably and pari passu amongst the parties described in (A), (B), (C) and (D), namely (A) to the Lenders for any amounts then owing to them, in their capacities as such, in respect of the obligations on account of principal, interest, fees and other amounts payable under this Agreement, ratably in accordance with such respective amounts then owing to such Lenders, (B) to each Secured Party for any amounts then owing to such Secured Party in respect of Secured Hedge Agreements and Cash Management Obligations in an aggregate amount for all such obligations not to exceed U.S.$3,000,000 plus the unused amount, if any, under clause (C) of this Section 2.16(b)(ii), (C) to each Secured Party for any amounts then owing to such Secured Party in respect of Secured Credit Card Obligations in an aggregate amount for all such obligations not to exceed U.S.$5,000,000 plus the unused amount, if any, under clause (B) of this Section 2.16(b)(ii), and (D) to the Issuing Banks, to be deposited as Collateral in the LC Cash Collateral Account up to an amount equal to 105% of the aggregate LC Exposure of all outstanding Letters of Credit, provided that in the event that any such Letter of Credit is drawn, the Administrative Agent shall pay to the Issuing Bank that issued such Letter of Credit the amount held in the LC Cash Collateral Account in respect of such Letter of Credit, provided further that, to the extent that any such Letter of Credit shall expire or terminate undrawn and as a result thereof the amount of the Collateral in the LC Cash Collateral Account shall exceed 105% of the aggregate LC Exposure of all then outstanding Letters of Credit, such excess amount of such Collateral shall be applied in accordance with the order of priority set out in this Section 2.16(b); and

(iii)	third, ratably and pari passu to each Secured Party for any amounts then owing to such Secured Party, to the extent not included in clause (ii) above, in respect of remaining Secured Obligations.
     (c) If any Secured Party shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on or fees in respect of any of its Revolving Loans or its share of Reimbursement Obligations and other Secured Obligations resulting in such Secured Party receiving payment of a greater proportion of the aggregate amount of any principal of or interest on or fees in respect of any of its Revolving Loans or participations in Reimbursement Obligations and other Secured Obligations than the proportion to which it is entitled, then the Secured Party receiving such greater proportion shall, if such Secured Party is a Lender or any Issuing Bank, as applicable, purchase (for cash at face value) participations in the Revolving Loans or participations in Reimbursement Obligations owed to other Lenders (as the case may be) to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably taking into account each of the Applicable Percentages in respect of each Lender; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) this Section 2.16(c) shall not apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Reimbursement Obligations to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     (d) Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable rate for Canadian Prime Loans (if such amount is denominated in Canadian Dollars) or the applicable rate for Base Rate Loans (if such amount is denominated in U.S. Dollars).
     (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section 2.16(d) until all such unsatisfied obligations are fully paid.
     (f) Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.17 Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office in Toronto, Ontario. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the Borrower will, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Administrative Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Administrative Agent is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due which the Administrative Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Administrative Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

2.18 Collection of Accounts.
     (a) Each Credit Party shall establish and maintain in Canada, in its own respective name and at its expense, a main cash concentration account, as well as deposit, collection and chequing accounts (other than disbursement accounts maintained in the ordinary course of business consistent with past practices) with the Administrative Agent, an Affiliate of the Administrative Agent, The Toronto-Dominion Bank or any other financial institution acceptable to the Administrative Agent (including, without limitation, JP Morgan Chase Bank, N.A.) (the “Blocked Accounts”). For greater certainty, this Section 2.18 shall not apply to (i) cash collateral accounts for Hedge Agreements, letters of credit, surety bonds and existing equipment leases (solely for purposes of collateralizing such letters of credit, surety bonds and existing equipment leases and solely to the extent permitted by this Agreement), (ii) payroll accounts maintained in the ordinary course of business, (iii) disbursement accounts maintained in the ordinary course of business for the prompt disbursement of amounts payable in the ordinary course of business, and (iv) deposit accounts to the extent the aggregate amount on deposit in each such deposit account does not exceed U.S.$1,000,000 at any time and the aggregate amount on deposit in all deposit accounts under this clause (iv) does not exceed U.S.$5,000,000 at any time.
     (b) Each applicable Credit Party shall obtain and deliver to the Administrative Agent, as promptly as reasonably practicable but in any event no later than 30 days following the Effective Date (or such later date as the Administrative Agent may reasonably determine), with respect to all Blocked Accounts, tri-party agreements in form and substance reasonably satisfactory to the Administrative Agent (the “Blocked Account Agreements”), providing that, among other things, all cash, cheques and items received or deposited in the Blocked Accounts are subject to Liens in favour of the Administrative Agent, that the depository bank has no Lien upon, or right of set off against, the Blocked Accounts and any cash, cheques, items, wires or other funds from time to time on deposit therein, except as otherwise provided in the Blocked Account Agreements or as otherwise acceptable to the Administrative Agent, and that on a daily basis the depository bank will wire, or otherwise transfer, in immediately available funds, all funds received or deposited into the Blocked Accounts to such bank account as the Administrative Agent may from time to time designate for such purpose. Each Credit Party hereby confirms and agrees that all amounts deposited in such Blocked Accounts and any other funds received and collected by the Administrative Agent, whether as proceeds of Inventory or other Collateral or otherwise, shall be subject to the Liens in favour of the Administrative Agent.
2.19 Letters of Credit.
     (a) General. Subject to the terms and conditions set out herein, the Borrower may request the issuance of Letters of Credit as an availment of the Commitment, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time up to the Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall govern.
     (b) Notice of Issuance, Amendment, Renewal, Extension, Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (at least five Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with Section 2.19(c)), the amount and currency (being either Canadian Dollars or U.S. Dollars) of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate LC Exposure shall not exceed U.S.$5,000,000, and (ii) the aggregate Exposure shall not exceed the Borrowing Base.
     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension; provided that, in no event shall any such renewal or extension expire after the date that is five Business Days prior to the Maturity Date) and (ii) the date that is five Business Days prior to the Maturity Date, in each case, unless permitted by the applicable Issuing Bank.
     (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Banks or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from each Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.19(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.19(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Toronto time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Toronto time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Toronto time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set out herein, request in accordance with Section 2.3 that such payment be financed with a Canadian Prime Borrowing or a Base Rate Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Canadian Prime Borrowing or Base Rate Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.19(e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.19(e) to reimburse such Issuing Bank, then to such Lenders and Issuing Banks as their interests may appear. Any payment made by Lenders pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement shall be deemed to constitute a Canadian Prime Borrowing or Base Rate Borrowing in the amount of the LC Disbursement and shall be payable upon demand.
     (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.19(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.19, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse the Issuing Banks from liability to the Borrower to the extent of any direct damages (as opposed to indirect, special, punitive or consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by any Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
     (h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate then applicable to Canadian Prime Loans (if in Canadian Dollars) or Base Rate Loans (if in U.S. Dollars).

Interest accrued pursuant to this Section 2.19(h) shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to this Section 2.19(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
     (i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, such replaced Issuing Bank and such successor Issuing Bank; provided that, except during the continuance of an Event of Default, such successor Issuing Bank shall be a Canadian Resident Lender. The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of such replaced Issuing Bank. From and after the effective date of any such replacement, (i) such successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “Issuing Banks” shall be deemed to refer to such successor or to any previous Issuing Banks, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
     (j) Cash Collateralization. If any Event of Default shall occur and be continuing, and/or if there are any Letters of Credit outstanding on the Maturity Date (notwithstanding any provisions to the contrary contained herein), then on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this Section 2.19(j), in the case of an Event of Default which is continuing, and promptly within two (2) Business Days after the Maturity Date or the date of termination of the Commitments, the Borrower shall deposit in the LC Cash Collateral Account, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.1 (h), (i) or (j). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such LC Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent, acting reasonably, and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such LC Cash Collateral Account. Moneys in such LC Cash Collateral Account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount and any applicable interest (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after the earlier of the date on which (i) all Events of Default have been cured or waived unless the Maturity Date has occurred or the Commitments have been terminated and the Secured Obligations have not been repaid in full and (ii) the Secured Obligations are repaid in full.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
     In order to induce the Administrative Agent, the Lenders and the Issuing Banks to enter into this Agreement, to make any Loans hereunder and to issue any Letters of Credit hereunder, each Credit Party hereby represents and warrants to the Administrative Agent, each Lender and each Issuing Bank that each statement set forth in this Article 3 is true and correct on the date hereof, and will be true and correct on the date of each Borrowing, on the date each Letter of Credit is requested hereunder, and on the date each Letter of Credit is issued hereunder (except to the extent made as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date):
3.1 Organization; Powers. Each Credit Party (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect, (ii) has all requisite power and authority to carry on its business as now and formerly conducted, except where the failure to have such power or authority, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and (iii) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
3.2 Authorization; Enforceability. The Transactions are within each Credit Party’s corporate, partnership or other constitutive powers and have been duly authorized by all necessary corporate, partnership or other constitutive action, as applicable, and, if required, shareholder or partner action, as applicable. This Agreement and the other Loan Documents have been duly executed and delivered by each Credit Party (as applicable) and constitute legal, valid and binding obligations of each Credit Party (as applicable), enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
3.3 Governmental Approvals; No Conflicts. The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except as disclosed in Schedule 3.3, (ii) will not violate any Applicable Law or the charter, by-laws, partnership agreement or other organizational documents of any applicable Credit Party or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Credit Party or its assets, other than any violation or default which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, or give rise to a right thereunder to require any payment to be made by any Credit Party, and (iv) will not result in the creation or imposition of any Lien on any asset of any Credit Party, except for any Lien arising in favour of the Administrative Agent, for the benefit of the Secured Parties, under the Loan Documents.
3.4 Financial Condition; No Material Adverse Effect or Material Adverse Change.
     (a) The Borrower has furnished to the Administrative Agent its unaudited Canadian “statutory” accounts (prepared for tax reporting purposes only) for the Borrower for the fiscal periods ending December 31, 2004 and December 31, 2005.
     (b) Since December 31, 2005, there has been no Material Adverse Change.
     (c) The Borrower has furnished to the Administrative Agent its business plan (including projected balance sheets, income statements and cash flow statements of the Borrower prepared on a quarterly basis for Fiscal Year 2006 and on an annual basis thereafter through Fiscal Year 2007), prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in the light of conditions existing at the time of delivery of such business plan to the Administrative Agent, and represented, at the time of such delivery, the Borrower’s best estimate of its future financial performance.
     (d) The written information (including that disclosed in all financial statements) pertaining to the Borrower and its Subsidiaries (other than the Borrower’s business plan and all projections, and any historical financial information delivered prior to the restatement thereof by Dana Corporation and its auditors) that has been made available on or after February 4, 2006 to the Lenders or the Administrative Agent by the Borrower, taken as a whole and in light of the circumstances in which made, did not, as of the date so made available, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.
3.5 Litigation. Except as disclosed in Schedule 3.5 or in any SEC filing by Dana Corporation at least three days prior to the Effective Date, there is no action, suit or proceeding before any Governmental Authority or arbitrator pending against or, to the knowledge of any Credit Party, threatened against or affecting any Credit Party that (i) is reasonably expected to be determined adversely thereto and, if so determined, would reasonably be expected to have a Material Adverse Effect (other than the Disclosed Matters), or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document.
3.6 Compliance with Applicable Laws and Agreements. Each Credit Party is in compliance with all Applicable Laws applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Credit Party has violated or failed to obtain any Authorization necessary to the ownership of any of its property or assets or the conduct of its business, which violation or failure would reasonably be expected to have (in the event that such a violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.
3.7 Taxes. Each Credit Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party has set aside on its books adequate reserves or (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
3.8 Title to Real Property. Each Credit Party has indefeasible fee simple title to their respective owned real properties (or in Quebec, immoveable properties), and with respect to leased real properties, indefeasible title to the leasehold estate with respect thereto, pursuant to valid and enforceable leases, free and clear of all Liens except Permitted Liens, including the Liens disclosed to the Lenders in Schedule 3.8.
3.9 Title to Personal Property. Each Credit Party has title to its material owned personal properties (or, in Quebec, moveable properties), and with respect to material leased personal properties, title to the leasehold estate with respect thereto, pursuant to valid and enforceable leases, free and clear of all Liens except Permitted Liens, including the Liens disclosed in Schedule 3.9.
3.10 Pension Plans. The Pension Plans are duly registered under the ITA and any other Applicable Laws which require registration and have been administered in all material respects in accordance with the ITA and such other Applicable Laws and no event has occurred which could reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so, or such loss of registered status, could not reasonably be expected to have a Material Adverse Effect. There are no material outstanding disputes concerning the assets of the Pension Plans or any benefit plans. All material obligations of each Credit Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Pension Plans and the funding agreements therefor have been performed on a timely basis, except (i) as set forth on Schedule 3.10 or (ii) to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.
3.11 [ Reserved ]
3.12 Defaults. No Default has occurred and is continuing.
3.13 Equity Securities. As of the Effective Date, Schedule 3.13 correctly sets forth the (i) name of, (ii) legal form of, (iii) outstanding Equity Securities issued by, and (iv) jurisdiction of organization of, each Credit Party. Except as described in Schedule 3.13, as of the Effective Date, no Credit Party owns any Equity Securities or debt security which is convertible, or exchangeable, for Equity Securities of any other Person. Unless otherwise indicated in Schedule 3.13, as of the Effective Date, there are no outstanding options, warrants or other rights to purchase Equity Securities issued by any Credit Party, and all Equity Securities issued by any Credit Party are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable federal, provincial or foreign securities and other Applicable Laws, and are free and clear of all Liens, except for Permitted Liens.
3.14 Insurance. Each Credit Party maintains insurance at all times, against such risks, including fire and other risks insured against by extended coverage, as is customary with companies of the same or similar size in the same or similar businesses (subject to deductibles and including provisions for self-insurance).
3.15 Solvency. Each Credit Party is Solvent.
3.16 Environmental Matters. Except as set forth in Schedule 3.16 hereto, the operations and properties of each Credit Party comply with all applicable Environmental Laws and Environmental Permits except for non-compliance that could not reasonably be likely to have a Material Adverse Effect; all past non-compliance with such Environmental Laws and Environmental Permits has been resolved in a manner that could not be reasonably likely to have a Material Adverse Effect; and, to the knowledge of the Credit Parties after reasonable inquiry, no circumstances exist that would be reasonably likely to (i) form the basis of an Environmental Action against any Credit Party or any of its properties that could be reasonably likely to have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could be reasonably likely to have a Material Adverse Effect.
3.17 Employee Matters. Each Credit Party has withheld from each payment to each of their respective officers, directors and employees the amount of all Taxes, including income tax, pension plan, unemployment insurance and other payments and deductions required to be withheld therefrom, and has paid the same, prior to such payments being overdue, to the proper taxation or other receiving authority in accordance with Applicable Law, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect. No Credit Party has any overdue workers’ compensation or like obligations, except for those that would not reasonably be expected to have a Material Adverse Effect, and there are no proceedings, claims, actions, orders or investigations of any Governmental Authority relating to workers, compensation outstanding, pending or, to their knowledge, threatened relating to them or any of their employees or former employees which would reasonably be expected to have a Material Adverse Effect. Those Pension Plans or funds maintained by or on behalf of any Credit Party for the benefit of any officer, director or employee of any Credit Party that constitute so-called defined benefit plans are listed on Schedule 3.10. For any Pension Plan or fund, and for any other employee benefit plan, which is a defined contribution plan requiring any Credit Party to contribute thereto, or to deduct from payments to any individual and pay such deductions into or to the credit of such Pension Plan or fund, all required employer contributions have been properly withheld by such Credit Party and fully paid into the funding arrangements for the applicable Pension Plan or fund, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect. Any assessments owed to the Pension Benefits Guarantee Fund established under the Pension Benefits Act (Ontario), or other assessments or payments required under similar legislation in any other jurisdiction, have been paid when due, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect. None of the Credit Parties maintains any Pension Plan that is subject to the United States Employee Retirement Income Security Act of 1974, as amended.
3.18 Fiscal Year. The Fiscal Year of the Borrower ends on December 31st of each calendar year, and the Borrower’s Fiscal Quarters end on the last day of each of March, June, September, and December of each calendar year.
3.19 Intellectual Property Rights. Each Credit Party is the registered and beneficial owner of, with good and marketable title, free of all licenses, franchises and Liens other than Permitted Liens, to, or is a licensee of, all patents, patent applications, trade marks, trade mark applications, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, or other rights with respect to the foregoing and other similar property, in each case to the extent necessary for the present and planned future conduct of its business and the failure to own or have licensee rights to which would have a Material Adverse Effect, without any conflict with the rights of any other Person, other than as listed on Schedule 3.19, or other than for such conflicts as would not reasonably be expected to have a Material Adverse Effect. All material patents, trade marks, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, and other similar rights owned or licensed by any Credit Party, and all rights of any Credit Party to the use of any patents, trade marks, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, or other similar rights, are described in Schedule 3.19 (collectively, the “Intellectual Property Rights”). Except as set forth in Schedule 3.19 or except as would not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person with respect to the use by any Credit Party of any Intellectual Property Rights or challenging or questioning the validity, enforceability or effectiveness of any Intellectual Property Rights necessary for the conduct of the business of any Credit Party that is reasonably likely to be determined adversely to any Credit Party.
3.20 Residency of Borrower for Tax Purposes. The Borrower is a resident of Canada for purposes of the ITA.
3.21 Bank Accounts. Schedule 3.21 contains as of the Effective Date a complete and accurate list of all bank accounts maintained by each Credit Party with any bank or other financial institution.
3.22 Real Property and Leases. Schedule 3.22 hereto is, as of the Effective Date, a correct and complete list, of all real property owned by each Credit Party, all leases and subleases of real property by each Credit Party, as lessee or sublessee, and all leases and subleases of real property by each Credit Party, as lessor or sublessor. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists to the knowledge of the Credit Party in its capacity as tenant, except where the failure to be valid, enforceable and in full force and effect, or except where such default, as applicable, would not have a Material Adverse Effect.

3.23 Further Real Property Matters. No Inventory is located at any leased real property of any Credit Party except as indicated in Schedule 3.23.
3.24 Jurisdictions of Credit Parties. Schedule 3.24 sets out the various jurisdictions in which each Credit Party has tangible assets having an aggregate value in excess of Cdn.$1,000,000.
ARTICLE 4
CONDITIONS
4.1 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2) except to the extent set forth in a post-closing matters agreement in accordance with clause (v) below:
     (a) Credit Agreement. The Administrative Agent (or its counsel), each Lender, and each Issuing Bank shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of each party hereto, or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that each such party has signed a counterpart of this Agreement. Each Lender on the Effective Date shall be a Canadian Resident Lender.
     (b) Legal Opinions. The Administrative Agent shall have received a favourable written opinion of Gowling Lafleur Henderson LLP, counsel to the Credit Parties, substantially in the form of Exhibit D, and covering such other matters relating to the Borrower, the Credit Parties, this Agreement, the other Loan Documents, or the Transactions as the Lenders shall reasonably request (together with copies of all factual certificates and legal opinions delivered to such counsel in connection with such opinion upon which counsel has relied), subject to qualifications and assumptions customarily found in opinions for similar financings. The Administrative Agent shall also have received favourable written opinions of McInnes Cooper LLP and such special and other local counsel as may be required by the Administrative Agent (together with copies of all factual certificates and legal opinions delivered to such counsel in connection with such opinion upon which such counsel has relied), subject to qualifications and assumptions customarily found in opinions for similar financings. The legal opinions to be delivered to the Administrative Agent shall include opinions as to the title of the Borrower or any other Credit Party, as the case may be, to all owned real property which is subject to the Security Documents (or, in the alternative, the Borrower may deliver to the Administrative Agent a title insurance policy in form and substance satisfactory to the Administrative Agent as to any parcel of owned real property which is subject to the Security Documents in respect of which a title opinion is not delivered). The Borrower hereby requests each such counsel to deliver such opinions and supporting materials. All opinions and certificates referred to in this Section 4.1(b) shall be addressed to the Administrative Agent and the Lenders and dated the Effective Date.
     (c) Corporate Certificates. The Administrative Agent shall have received:
(i)	certified copies of the resolutions of the board of directors or general partner, as applicable, of each Credit Party, dated as of the Effective Date, and approving, as appropriate, the Loans, this Agreement and the other Loan Documents, and all other documents, if any, to which such Credit Party is a party and evidencing authorization with respect to such documents; and

(ii)	a certificate of the Secretary or an Assistant Secretary of each Credit Party, dated as of the Effective Date, and certifying (A) the name, title and true signature of each officer of such Person authorized to execute this Agreement and the other Loan Documents to which it is a party, (B) the name, title and true signature of each officer of such Person authorized to provide the certifications required pursuant to this Agreement, including certifications required pursuant to Section 5.1 and Borrowing Requests, and (C) that attached thereto is a true and complete copy of the constating documents of such Credit Party, as amended to date, and a recent certificate of status, certificate of compliance, good standing certificate or analogous certificate.
     (d) Closing Conditions and Solvency Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Borrower (i) confirming compliance with the financial covenant set forth in Section 5.11 and with the conditions set forth in Section 4.2(a) and (b), and (ii) confirming that, after giving effect to the Transactions, each Credit Party is Solvent.
     (e) Fees. The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable legal fees and other Out-of-Pocket Expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document, and all fees payable under the Fee Letter.
     (f) Insurance. The Administrative Agent shall have received a certificate of insurance coverage, dated not more than 30 days prior to the Effective Date, evidencing that the Credit Parties are carrying insurance in accordance with Section 5.9 hereof. In addition, the Administrative Agent shall have received evidence satisfactory to the Administrative Agent that none of the improved real estate collateral is situated in an area that has been identified by any Governmental Authority or the Credit Parties’ insurers as an area having special flood hazards. Should it be determined, however, that any of the real estate collateral is situated in an area identified as having special flood hazards, the Administrative Agent shall have received a copy of the applicable flood insurance policies (or policy applications), in form and substance satisfactory to the Required Lenders, indicating that the maximum limits of coverage have been obtained and that the full premium therefor has been paid in full.
     (g) Inventory Control Systems; Appraisal; Field Audit. The Administrative Agent shall have reviewed and be satisfied with the Collateral, the inventory control systems, the books and records, and the reporting capability of the Credit Parties. The Administrative Agent shall have received and be satisfied with such field audits, asset appraisals, and such other reports as may reasonably be requested by the Administrative Agent, in form, scope and substance satisfactory to the Administrative Agent, including, without limitation, third party appraisals completed by a reputable and independent appraisal firm at the expense of the Borrower and acceptable to the Administrative Agent determining (i) the Net Orderly Liquidation Value of each Credit Party’s Inventory and Equipment, and (ii) the fair market value of the real and personal property of each Credit Party.
     (h) Environmental Report. The Administrative Agent shall have received in respect of each material real property a copy of a Phase I environmental site assessment prepared by an environmental consultant satisfactory to the Administrative Agent and a certificate of the Borrower, dated as of the Effective Date, to the effect that to the Borrower’s best knowledge, no relevant facts, conditions or circumstances pertaining to environmental claims or liabilities shall have arisen that would cause such report, if deemed to have been delivered on the Effective Date, to contain any material misstatement of fact, or any omission of any material fact necessary to make such report accurate, complete and not misleading, except to the extent that any such fact, condition, or circumstance could not reasonably be expected to have a Material Adverse Effect.

     (i) No Cessation of Financing Market. There shall have not been occurred and be continuing on the Effective Date any general banking moratorium or any practical cessation in the bank or private debt financing markets, and there shall not have been introduced any material governmental restrictions imposed on lending institutions, which materially affect the type of lending transactions contemplated by this Agreement. There shall not have occurred and be continuing on the Effective Date any loan syndication, financial or capital market condition which could, in the Lead Arranger’s reasonable judgment, materially impair syndication of the Credit.
     (j) Execution and Delivery of Documentation. Each Credit Party shall have duly authorized, executed and delivered all documents, including Loan Documents, required hereunder, all in form and substance satisfactory to the Administrative Agent and its counsel, and all of the Security Documents shall have been registered in all offices in which, in the opinion of the Administrative Agent or its counsel, acting reasonably, registration is necessary or of advantage to preserve the priority of the Liens intended to be created thereby, and duplicate copies of such Security Documents bearing or accompanied by appropriate endorsements or certificates of registration shall have been delivered to the Administrative Agent. The Administrative Agent shall have received and be satisfied with the results of all personal property, pending litigation, judgment, bankruptcy, bulk sale, execution and other searches reasonably conducted by the Administrative Agent and its counsel with respect to the Credit Parties in all jurisdictions reasonably selected by the Administrative Agent and its counsel.
     (k) Security Documents. The Administrative Agent shall have received:
(i)	a guarantee executed by each Credit Party (other than the Borrower) in favour of the Administrative Agent, as agent for the Secured Parties, in respect of the Secured Obligations of each of the other Credit Parties, and dated as of the Effective Date and substantially in the form of Exhibit C;

(ii)	a general security agreement executed by each Credit Party in favour of the Administrative Agent, as agent for the Secured Parties, securing the Secured Obligations of such Credit Party, and dated as of the Effective Date and substantially in the form of Exhibit E, constituting a first priority (subject only to Permitted Senior Liens) Lien on all property (other than Excluded Property) from time to time of each Credit Party including, without limitation, a pledge of the Dana Canada Note and Intercompany Notes owing to each Credit Party, subject only to Permitted Liens;

(iii)	a pledge agreement executed by each Credit Party in favour of the Administrative Agent, as agent for the Secured Parties, securing the Secured Obligations of such Credit Party, and dated as of the Effective Date and substantially in the form of Exhibit F, pledging all Equity Securities of its domestic Canadian Affiliates, if any, subject only to Permitted Liens, together with all stock and unit certificates, instruments and other documents required to be delivered to the Administrative Agent pursuant to such pledge agreement;

(iv)	a Postponement Agreement executed by each applicable Credit Party in favour of the Administrative Agent, as agent for the Secured Parties, and dated as of the Effective Date, together with all other documents required to be delivered to the Administrative Agent pursuant to such Postponement Agreement;

(v)	a mortgage executed by each Credit Party in favour of the Administrative Agent, as agent for the Secured Parties, in respect of each real property owned by it set out in Schedule 3.22 (other than the Cambridge, Ontario property described in item 7 under “Owned Properties” therein and any Excluded Property) securing the Secured Obligations of such Credit Party, and dated as of the Effective Date and in form and substance satisfactory to the Administrative Agent, constituting a first priority (subject only to Permitted Senior Liens) Lien on all real property from time to time of such Credit Party, subject only to Permitted Liens; and
(vi)	(i) a Deed of Hypothec and Issue of Bonds (excluding Excluded Property) by the Borrower in favour of the Administrative Agent, as fondé de pouvoir under Article 2692 of the Civil Code of Quebec, to be executed before a notary of the Province of Quebec, (ii) a bond issued by the Borrower pursuant to such Deed of Hypothec and Issue of Bonds, and (iii) a pledge agreement to be granted by the Borrower in respect of any bond issued under such Deed of Hypothec and Issue of Bonds, provided that if any of the foregoing documents are not suitable for use in any jurisdiction, the applicable Credit Party shall provide to the Administrative Agent alternative document(s) with substantially equivalent substantive effect and which are suitable for use in such jurisdiction.
     (l) Landlord Waivers. The Administrative Agent shall have received executed copies of a landlord waiver, in form and substance satisfactory to the Administrative Agent, acting reasonably, from each landlord of a Designated Leased Location to the extent that any such landlord shall execute the same or the Administrative Agent shall have had the opportunity to create an Availability Reserve of up to three months rental in respect thereof.
     (m) Regulatory Approval; Consents; Waivers. The Administrative Agent and the Lenders shall be satisfied, acting reasonably, that all material Authorizations required in connection with the Transactions contemplated hereby have been obtained, are in full force and effect, and do not impose any conditions on the applicable Credit Party that are not acceptable to the Lenders, acting reasonably (including all approvals listed in Schedule 3.3), and that all consents and waivers required to consummate the Transactions have been obtained, to the extent that consummation of the Transactions would otherwise be restricted or prohibited under the terms of any material contract to which any Credit Party is a party, or by which it is bound, in each case without the imposition of any burdensome provisions.
     (n) Delivery of Financial Statements. The Administrative Agent shall have received and be reasonably satisfied with the form and substance of (i) the unaudited Canadian “statutory” accounts (prepared for tax purposes only) of the Borrower for the Fiscal Years ended December 31, 2004 and December 31, 2005 and (ii) the business plan for the Borrower, which shall include a financial forecast (which shall include appropriate balance sheet, income statement and cash flow detail for the periods under forecast) on a quarterly basis for the first year after the Effective Date and on annual basis thereafter through the year after the Maturity Date prepared by the Borrower’s management.
     (o) No Material Adverse Change. The Administrative Agent and the Lenders shall be satisfied that, since December 31, 2005, there has not been a Material Adverse Change; provided that events, developments and circumstances disclosed in public filings and press releases of Dana Corporation and other events or information made available to the Lead Arrangers at least three days prior to the Effective Date shall not be considered in determining whether a material adverse change has occurred.
     (p) Indebtedness. The Transactions contemplated in this Agreement and the other Loan Documents shall not have caused any event or condition to occur which has resulted, or which will result, in any Material Indebtedness becoming due prior to its scheduled maturity or that permits (with or without the giving of notice, the lapse of time, or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or which will result in the creation of any Liens under any Material Indebtedness.
     (q) [Reserved]
     (r) Due Diligence. The Administrative Agent and the Lenders shall have completed, and be satisfied with, their business and legal due diligence.
     (s) [Reserved]
     (t) Capitalization Arrangement. The Lenders shall be satisfied with the capital structure of the Borrower, that the Borrower is Solvent, and that the Borrower has sufficient working capital to pay its debts as they become due.
     (u) Other Documentation. The Administrative Agent and the Lenders shall have received such other documents, reports and instruments as are customary for transactions of this type or as they may reasonably request.
     (v) Post-Closing Matters Agreement. The Administrative Agent shall have received a fully executed copy of a post-closing matters agreement substantially in the form attached hereto as Exhibit H.
The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.2) at or prior to 3:00 p.m., Toronto time, on June 30, 2006 (and, in the event such conditions are not so satisfied or waived by such time, the Commitments shall terminate at such time).
4.2 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, of the Swing Line Lender to make Swing Line Loans and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit (including on the occasions of the initial Borrowings hereunder), is subject to the satisfaction of the following conditions:
     (a) the representations and warranties of each Credit Party set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of each such Borrowing (including the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable) as if made on such date (except where such representation or warranty refers to a different date);
     (b) no event has occurred and is continuing, or would result from such Borrowing (including the issuance, amendment, renewal or extension of such Letter of Credit, as applicable) or from the application of proceeds, if any, therefrom, that constitutes a Default;
     (c) the Administrative Agent shall be satisfied that the making of a Loan on the occasion of any Borrowing and the issuance, amendment, renewal or extension of any Letter of Credit will not violate any Applicable Law and will not be enjoined, temporarily, preliminarily or permanently;
     (d) the Administrative Agent shall have received a Borrowing Request in the manner and within the time period required by Section 2.3;

     (e) the Administrative Agent shall have received the Borrowing Base Report most recently required to be delivered pursuant to Section 5.1, the calculations contained in which shall be reasonably satisfactory to the Administrative Agent; and
     (f) after giving effect to such Borrowing (including the issuance, amendment, renewal or extension of such Letter of Credit, as applicable), the aggregate Exposure will not exceed the Borrowing Base.
Each Borrowing, including each issuance, amendment, renewal or extension of a Letter of Credit, shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the accuracy of the matters specified in paragraphs (a) and (b) above (except where any such representation or warranty refers to a specific date). This requirement does not apply on the conversion or rollover of an existing Borrowing provided that the aggregate outstanding Borrowings will not be increased as a consequence thereof.
ARTICLE 5
AFFIRMATIVE COVENANTS
          From (and including) the Effective Date until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired and been terminated and all Reimbursement Obligations have been satisfied by the Borrower:
5.1 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:
     (a) as soon as available and in any event within 90 days after the end of each Fiscal Year (or 120 days after the end of Fiscal Year 2006, or in any case such later date as the SEC may permit for the delivery of similar financial statements for Dana Corporation) of the Borrower commencing with Fiscal Year 2006 a copy of the annual audit report for such Fiscal Year, including therein a consolidated balance sheet of the Borrower and its Subsidiaries (provided that the balance sheet of Dana Mauritius shall be provided separately) as of the end of such Fiscal Year and consolidated statements of income and cash flows of the Borrower and its Subsidiaries (provided that the statements of income and cash flows of Dana Mauritius shall be provided separately) for such Fiscal Year, in each case accompanied by (A) a report acceptable to the Administrative Agent of independent public accountants of recognized national standing acceptable to the Administrative Agent and (B) a certificate of a Responsible Officer of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, together with a schedule in form reasonably satisfactory to the Administrative Agent of the computations used in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Sections 5.11 and 6.16; provided that, in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Sections 5.11 and 6.16, a statement of reconciliation conforming such financial statements to GAAP;
     (b) commencing with the Fiscal Quarter ending March 31, 2006, as soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year (or such earlier date as Dana Corporation may be required by the SEC to deliver its Form 10-Q or such later date as the SEC may permit for the delivery of Dana Corporation’s Form 10-Q), an unaudited consolidated balance sheet of the Borrower and its Subsidiaries (provided that the unaudited balance sheet of Dana Mauritius shall be provided separately) as of the end of such quarter except as to any period ending prior to May 31,

2006 such report shall instead be for the five month period ended May 31, 2006, and unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries (provided that the unaudited statements of income and cash flows of Dana Mauritius shall be provided separately) for the period commencing at the end of the previous quarter (or other period) and ending with the end of such quarter (or other period), and consolidated statements of income and cash flows of the Borrower and its Subsidiaries (provided that the statements of income and cash flows of Dana Mauritius shall be provided separately) for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter (or other period), all in reasonable detail and duly certified (subject to normal year end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP, together with a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto;
     (c) for each month, as soon as available and in any event on the later of (i) 30 days after the end of such month and (ii) the date on which the Bankruptcy Court shall require the delivery of comparable financial information by Dana Corporation (but in no event later than the 60th days after the end of such month), the Borrower’s unaudited consolidated balance sheet and related statements of income as of the end of such month (but no statements of cash flows or changes in financial position), all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and income of the Borrower and its Subsidiaries on a consolidated basis (provided that the unaudited consolidated balance sheet and related statements of income of Dana Mauritius shall be provided separately) in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;
     (d) as soon as available and in any event within 30 days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ending December 31, 2006) (or within such later period as is permitted by the SEC in respect of the delivery of similar information for Dana Corporation), an annual forecast (which shall include appropriate balance sheet, income statement and cash flow detail for the periods under forecast and be presented in a format consistent with the format delivered to the Administrative Agent prior to the Effective Date) of the Borrower and its Subsidiaries on a quarterly basis;
     (e) as soon as possible and in any event within three Business Days after any Responsible Officer of the Borrower has knowledge of the occurrence of a Default or of the occurrence of any event, development or condition (including those relating to tax and pension plans) reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of a Responsible Officer (or Person performing similar functions) of the Borrower setting forth details of such Default or other event, development or condition and the action that the Borrower has taken and proposes to take with respect thereto;
     (f) promptly (but in any event within three Business Days) after a Responsible Officer has knowledge of the commencement thereof, notice of each unstayed action, suit, investigation, litigation and proceeding before any Governmental Authority affecting any Credit Party that (i) is reasonably likely to be determined adversely and if so determined adversely would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the Transactions;
     (g) promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any non-compliance by any Credit Party with any Environmental Law or Environmental Permit that would reasonably be expected to (i) have a Material Adverse Effect or (ii) cause any real property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could reasonably be expected to have a Material Adverse Effect;

     (h) within a reasonable time after a request by the Administrative Agent, additional title information in form and substance acceptable to the Administrative Agent as is reasonably necessary covering the Collateral so that the Lenders shall have received, together with the title information previously delivered by the Lenders, satisfactory title information covering all of the Collateral;
     (i) a Borrowing Base Report as of the date required to be delivered or so requested, in each case with supporting documentation shall be furnished to the Lenders: (i) (A) on or before the 15th day following the end of each fiscal month, which monthly Borrowing Base Report shall reflect the Accounts and Inventory updated as of the end of each such month and (B) in addition to such monthly Borrowing Base Reports, (x) upon the occurrence and continuance of an Event of Default or if Borrowing Availability is less than U.S.$25,000,000, on or before the third Business Day following the end of each week, which weekly Borrowing Base Report shall recertify the prior month-end Inventory and reflect the Accounts updated as of the immediately preceding Thursday; provided that if Borrowing Availability is equal to or greater than U.S.$25,000,000 for three consecutive Business Days, such Borrowing Base Certificate shall be delivered pursuant to clause (i)(A) herein and (y) at least 10 Business Days prior to a Contract Date, an updated Borrowing Base Report reflecting, pro forma, any disposition as required pursuant to Section 6.7, and (ii) if requested by the Administrative Agent at any other time when the Administrative Agent reasonably believes that the then existing Borrowing Base Certificate is materially inaccurate, as soon as reasonably available after such request, in each case with supporting documentation as the Administrative Agent may reasonably request;
     (j) on or before the 15th day following the end of each fiscal month, a certificate of a Responsible Officer, certifying compliance by the Borrower, at all times during the preceding fiscal month and as at the date of such certificate, with the financial covenant in Section 5.11 (which certificate may be combined with the monthly Borrowing Base Report referred to above);
     (k) upon request by the Administrative Agent, a summary of the insurance coverages of the Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent, and upon renewal of any insurance policy, a copy of an insurance certificate summarizing the terms of such policy, and upon request by the Administrative Agent, copies of the applicable policies.
     (l) all financial statements, forecasts and reports can, at the option of Borrower, be prepared on the basis of generally accepted accounting principals acceptable in the United States and be expressed in U.S. Dollars.
5.2 Existence; Conduct of Business. Each Credit Party will preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except (i)(A) if in the reasonable business judgment of such Credit Party, it is in its best economic interest not to preserve and maintain such rights, privileges, qualifications, permits, licenses and franchises and the loss thereof is not materially disadvantageous to the Credit Parties, taken as a whole, and (B) such failure to preserve the same could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) as otherwise permitted by Section 6.7 or 6.8.
5.3 Payment of Obligations. Each Credit Party will pay its obligations, including Tax liabilities, that, if not paid, would result in a Material Adverse Effect, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

5.4 Maintenance of Properties. Each Credit Party will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that this Section 5.4 shall not prohibit the sale, transfer or other disposition of any such property consummated in accordance with the other terms of this Agreement.
5.5 Books and Records; Inspection Rights. Each Credit Party will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Credit Party will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, subject to such limitations as shall be necessary to preserve attorney client privilege, and provided that the Borrower shall have the right to be present at any such visit or inspection, all at such reasonable times and as often as reasonably requested. Each Credit Party will, at any reasonable time and from time to time during regular business hours, upon reasonable prior notice, permit any representatives designated by the Administrative Agent or any Lender (including any consultants, accountants, lawyers and appraisers retained by the Administrative Agent or any Lender) to visit the properties of each Credit Party to conduct evaluations, appraisals, environmental assessments and ongoing maintenance and monitoring in connection with the Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base and such other assets and properties of the Credit Parties as the Administrative Agent or the Lenders may require, and to monitor the Collateral and all related systems; provided that third party appraisals and field audits shall be conducted in accordance with, and subject to the limitations contained in, Section 5.13 and the Borrower shall have the right to be present at any such visit and, unless an Event of Default has occurred and is continuing, such visits permitted under this Section 5.5 shall be coordinated through the Administrative Agent and shall be made no more frequently than (x) annually, in respect of third party appraisals and (y) once in any Fiscal Quarter, in the case of field audits.
5.6 Compliance with Applicable Laws. Each Credit Party will comply with all Applicable Laws, including, without limitation, all Environmental Laws and orders of any Governmental Authority applicable to it or its property, except in each case above where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
5.7 Use of Proceeds and Letters of Credit. The proceeds of the Revolving Loans and the Swing Line Loans will be used for working capital and other general corporate purposes of the Credit Parties, including the refinancing of existing Indebtedness of the Credit Parties (including intercompany indebtedness) and acquisitions, investments and other transactions permitted under this Agreement. Letters of Credit will be issued for general corporate purposes of the Borrower or any other Credit Party.
5.8 Further Assurances. Each Credit Party will cure promptly any defects in the execution and delivery of the Loan Documents, including this Agreement. Upon request, the applicable Credit Party will, at its expense, as promptly as practical, execute and deliver to the Administrative Agent, all such other and further documents, agreements and instruments in compliance with or performance of the covenants and agreements of any Credit Party in any of the Loan Documents, including this Agreement, or to further evidence and more fully describe the Collateral, or to correct any omissions in any of the Loan Documents, or more fully to state the security obligations set out herein or in any of the Loan Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Loan Documents, or to make any recordings, to file any notices, or obtain any consents, all as may be necessary or appropriate in connection therewith, in the judgment of the Administrative Agent, acting reasonably.

5.9 Insurance. Each Credit Party will keep its insurable properties insured at all times, against such risks, including fire and other risks insured against by extended coverage, as is customary with companies of the same or similar size in the same or similar businesses (subject to deductibles and including provisions for self-insurance); and maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it in such amounts and with such deductibles as are customary with companies of the same or similar size in the same or similar businesses and in the same geographic area and in each case with financially sound and reputable insurance companies (subject to provisions for self-insurance). All such policies are, subject to the rights of any holders of Permitted Liens holding claims senior to those of the Administrative Agent, to be made payable to the Administrative Agent, to the extent required herein, in case of loss, under a standard non contributory “mortgagee”, “lender” or “secured party” clause and are to contain such other provisions as the Administrative Agent may reasonably require to fully protect the Administrative Agent’s interest in the property and assets subject to the Liens in favour of the Administrative Agent and to any payments to be made under such policies, subject as aforesaid. All original policies or true copies thereof are to be delivered to the Administrative Agent, upon request, premium prepaid, with the loss payable endorsement in the Administrative Agent’s favour, subject as aforesaid, and shall provide for not less than thirty (30) days prior written notice to the Administrative Agent of the exercise of any right of cancellation. Upon the occurrence and continuance of an Event of Default which is not waived in writing by the Administrative Agent, the Administrative Agent shall, subject to the rights of any holders of Permitted Liens holding claims senior to the Administrative Agent, have the sole right, in the name of the Administrative Agent, the Borrower or any other applicable Credit Party, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. If any part of the Collateral is lost or damaged by fire or other casualty and the insurance proceeds for such loss or damage are less than or equal to U.S.$2,000,000, such insurance proceeds shall be paid to the applicable Credit Party. Notwithstanding the foregoing, to the extent such insurance proceeds are received by the Administrative Agent, the Administrative Agent shall promptly, and in any event within one (1) Business Day of receipt, remit such insurance proceeds to the applicable Credit Party. If any part of the Collateral is lost or damaged by fire or other casualty and the insurance proceeds for such loss or damage are greater than U.S.$2,000,000, such insurance proceeds shall be paid to the Administrative Agent, and the applicable Credit Party may irrevocably elect (by delivering written notice to the Administrative Agent) to replace, repair or restore such Collateral to substantially the equivalent condition prior to such fire or other casualty as set forth herein, and the Administrative Agent shall remit such proceeds to the applicable Credit Party within one (1) Business Day of receipt of such notice. If such election is not made by such Credit Party, insurance proceeds shall be used by the Borrower to repay outstanding Revolving Loans, subject to the rights of holders of Permitted Liens holding claims senior to those of the Administrative Agent, with any excess to be remitted to the Borrower. Upon the occurrence and during the continuance of an Event of Default, all insurance proceeds in respect of any Collateral shall be paid to the Administrative Agent, subject to the rights of holders of Permitted Liens holding claims senior to those of the Administrative Agent. The Administrative Agent may apply such insurance proceeds to the Obligations in such manner as it may deem advisable in its sole discretion, subject to the rights of holders of Permitted Liens holding claims senior to those of the Administrative Agent. In the event the Credit Parties fail to provide the Administrative Agent with timely evidence, acceptable to the Administrative Agent, of the maintenance of insurance coverage required pursuant to this Section, or in the event that any Credit Party fails to maintain or cause to maintained such insurance (including programs of self-insurance), the Administrative Agent may purchase or otherwise arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Administrative Agent’s part for: (i) obtaining the insurance; (ii) the solvency of the insurance companies; (iii) the adequacy of the coverage; or (iv) the collection of claims. The insurance acquired by the Administrative Agent may, but need not, protect the Borrower’s or any other Credit Party’s interest in the Collateral, and therefore such insurance may not pay claims which the Borrower may have with respect to the Collateral or pay any claim which may be made against the Borrower in connection with the Collateral. In the event the Administrative Agent purchases, obtains or acquires insurance covering all or any portion of the Collateral, the Borrower shall be responsible for all of the applicable costs of such insurance, including premiums, interest (at the applicable interest rate for Revolving Loans set forth in Section 2.5), fees and any other charges with respect thereto, until the effective date of the cancellation or the expiration of such insurance. The Administrative Agent may charge all of such premiums, fees, costs, interest and other charges to the Borrower’s Operating Account. The Borrower hereby acknowledges that the costs of the premiums of any insurance acquired by the Administrative Agent may exceed the costs of insurance which the Borrower may be able to purchase on its own. In the event that the Administrative Agent intends to purchase such insurance, the Administrative Agent will promptly, and in any event no later than fifteen (15) days prior to such purchase, notify the Borrower of said intended purchase; provided that any failure by the Administrative Agent to notify the Borrower, shall not obviate the Borrower’s obligation to reimburse the Administrative Agent for the costs thereof.
5.10 Additional Subsidiaries; Additional Liens. If, at any time on or after the Effective Date, any Credit Party creates or acquires an additional Canadian Subsidiary or in some other fashion becomes the holder of any Equity Securities of a new Canadian Subsidiary:
     (a) the relevant Credit Party will immediately execute and deliver to the Administrative Agent a securities pledge agreement, in form and substance satisfactory to the Administrative Agent, granting a security interest in 100% of the Equity Securities of such new Canadian Subsidiary owned by such Credit Party; and
     (b) to the extent permitted by Applicable Law, the relevant Credit Party will cause each new wholly owned Canadian Subsidiary to immediately execute and deliver to the Administrative Agent (i) a guarantee, and (ii) mortgages, security agreements and other security-related documents covering such new wholly owned Canadian Subsidiary’s property, all in form and substance satisfactory to the Administrative Agent, acting reasonably.
If, at any time after the Effective Date, any Credit Party makes an Acquisition permitted by Section 6.6 with respect to a Person that is not a Credit Party, such Credit Party shall execute and deliver to the Administrative Agent at the time of such Acquisition, additional pledge agreements granting a security interest in 100% of the Equity Securities of such Person owned by such Credit Party and/or mortgages, security agreements and other security-related documents covering the assets acquired in such Acquisition, all in form and substance satisfactory to the Administrative Agent, acting reasonably. In connection with the execution and delivery of any guarantee, pledge agreement, mortgage, security agreement or related document pursuant to this Section, the relevant Credit Party will deliver to the Administrative Agent such corporate resolutions, certificates, legal opinions and such other related documents as shall be reasonably requested by the Administrative Agent and consistent with the relevant forms and types thereof delivered on the Effective Date or as shall be otherwise reasonably acceptable to the Administrative Agent. Each guarantee, pledge agreement, mortgage, security agreement and other document delivered pursuant to this Section shall be deemed to be a Security Document from and after the date of execution thereof.
5.11 Financial Covenant. The Borrower will not permit Borrowing Availability to be less than U.S.$20,000,000 on any Business Day if Borrowing Availability on the immediately preceding Business Day is less than U.S.$20,000,000.

5.12 Registrations. Each Credit Party agrees to record, file or register, at its own expense, applications for registration or financing statements (and continuation or financing change statements when applicable), and make any other registrations or filings, including where required, the registration of each of the Security Documents (collectively, “Registrations”) with respect to the Collateral now existing and hereafter created or arising and the creation of Liens therein under and as contemplated by the Security Documents, meeting the requirements of Applicable Law, in such manner and in such jurisdictions as are necessary or desirable to protect, perfect and maintain the protection and perfection of, such Liens, and to deliver a file stamped copy of each such Registration or other evidence of such Registration to the Administrative Agent on or prior to the Effective Date. If any Credit Party (i) makes any change in its name, identity or corporate structure, (ii) changes its domicile, chief place of business or chief executive office, or (iii) takes any other action, which in any such case would, under the applicable Law, require the amendment of any Registration recorded, registered and filed in accordance with the provisions hereof, such Credit Party shall within 10 days after a change referred to in clause (i) or prior to the taking of any action referred to in clause (ii) or (iii), give the Administrative Agent notice of any such change or other action and shall promptly file such Registrations as may be necessary or desirable to continue the perfection of the Liens in the Collateral intended under the Security Documents. The Administrative Agent shall be under no obligation whatsoever to record, file or register any Registration, or to make any other recording, filing or registration in connection herewith. Notwithstanding the foregoing, if the Administrative Agent determines, in its reasonable judgment, that the expense associated with such Registrations exceed the benefits to the Administrative Agent, the Lenders, the Issuing Banks, and any other Person secured thereby, the Administrative Agent shall, by written notice to the Borrower, waive the requirement for such Registrations.
5.13 Appraisal. The Borrower shall provide to the Administrative Agent appraisals, completed by a reputable and independent appraisal firm at the expense of the Borrower, as the Administrative Agent may request, acting reasonably, determining the Net Orderly Liquidation Value of the Inventory and Equipment of the Credit Parties and the fair market value of the real property owned by the Credit Parties; provided that such appraisals may be conducted (a) no more than once per year or (b) upon the occurrence and during the continuance of any Event of Default, at any time, at the reasonable request of the Administrative Agent.
5.14 Maintenance of Cash Management System and Account Control Agreements. Each Credit Party shall maintain a cash management system on terms reasonably satisfactory to the Administrative Agent and Lenders and in accordance with the requirements of Section 2.18 hereof, it being acknowledged that such systems, as in effect on the Effective Date, are reasonably acceptable to the Administrative Agent and the Lenders.
5.15 Post Closing Undertakings. Each Credit Party will ensure that all post closing undertakings as set forth in Schedule 5.15 (collectively, the “Undertakings”) have been satisfied within the time periods set forth therein and any failure to satisfy any of the Undertakings within the applicable time periods shall constitute an Event of Default.
ARTICLE 6
NEGATIVE COVENANTS
          From (and including) the Effective Date until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all Reimbursement Obligations have been satisfied by the Borrower, the Borrower and each other Credit Party covenants and agrees with the Lenders that:

6.1 Liens. No Credit Party will incur, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, other than the following: (i) Liens existing on the Effective Date and, if securing more than $250,000, listed in Schedule 6.1(i); (ii) Permitted Liens; (iii) Liens in favour of the Administrative Agent for the benefit of the Secured Parties created pursuant to the Security Documents; (iv) Liens in connection with Indebtedness permitted to be incurred pursuant to Section 6.2(vii) so long as such Liens extend solely to the property other than Inventory (and improvements and proceeds of such property other than Inventory) acquired with the proceeds of such Indebtedness or subject to the applicable Capitalized Lease; (v) Liens in the form of cash collateral deposited to secure obligations under Hedge Agreements provided that such cash collateral is not in excess of U.S.$5,000,000 at any time; (vi) Liens arising pursuant to the Tooling Program; and (vii) other Liens not otherwise permitted under this Section 6.1 securing obligations in an aggregate amount not to exceed $2,000,000.
6.2 Indebtedness. No Credit Party will contract, create, incur, assume or suffer to exist any Indebtedness, except for the following:
(i)	Indebtedness under this Agreement and the other Loan Documents;

(ii)	Indebtedness incurred prior to the Effective Date and, if more than $250,000, set forth on Schedule 6.2(ii);

(iii)	Indebtedness arising from Investments among the Credit Parties and their Subsidiaries that are permitted under Section 6.6 and, if outstanding on the Effective Date and more than $250,000, listed in Schedule 6.2(iii);

(iv)	Indebtedness in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds and, if outstanding on the Effective Date and more than $250,000, listed in Schedule 6.2(iv);

(v)	Indebtedness consisting of Guarantee Obligations permitted by Section 6.3;

(vi)	[ Reserved ];

(vii)	Indebtedness constituting purchase money debt and Capital Lease Obligations (not otherwise included in subclause (ii) above) in an aggregate outstanding amount not in excess of U.S.$10,000,000;

(viii)	any Indebtedness (x) in respect of Hedge Agreements entered into in the ordinary course of business to protect against fluctuations in interest rates, foreign exchange rates and commodity prices (provided that the aggregate of the Agreement Value under all Hedge Agreements shall not exceed U.S.$5,000,000) and (y) in respect of Cash Management Obligations; provided that the aggregate amount of Indebtedness in respect of (A) Secured Hedge Agreements and Cash Management Obligations secured pursuant to the Security Documents shall not at any time exceed U.S.$3,000,000 in the aggregate, and (B) Secured Credit Card Obligations shall not at any time exceed U.S.$5,000,000; provided that, if at the time of determination, (i) the outstanding aggregate liability of the Credit Parties owing to all Swap Banks, Lenders and Lender Affiliates, as applicable, under the Secured Hedge Agreements and in respect of Cash Management Obligations is less than U.S.$3,000,000 (such surplus being, the “Hedge and Cash Surplus”), and the outstanding liability of the Credit Parties owing to all Lenders and

Lender Affiliates under the Secured Credit Card Obligations exceeds U.S.$5,000,000, then the Hedge and Cash Surplus shall be made available to further secure the over-exposure of the relevant Lenders and Lender Affiliates under the Secured Credit Card Obligations, or (ii) the outstanding liability of the Credit Parties owing to all Lenders under the Secured Credit Card Obligations is less than U.S.$5,000,000 (such surplus being, the “Credit Card Surplus”), and the aggregate outstanding liability of the Credit Parties owing to all Swap Banks, Lenders and Lender Affiliates, as applicable, under the Secured Hedge Agreements and the Cash Management Obligations exceeds U.S.$3,000,000, then the Credit Card Surplus shall be made available to further secure the over-exposure of the relevant Swap Banks, Lenders and Lender Affiliates, as applicable, under the Secured Hedge Agreements and the Cash Management Obligations;

(ix)	Indebtedness which may be deemed to exist pursuant to any surety bonds, appeal bonds or similar obligations incurred in connection with any judgment not constituting an Event of Default;

(x)	Indebtedness in respect of netting services, customary overdraft protections and otherwise in connection with deposit accounts in the ordinary course of business;

(xi)	payables owing to suppliers in connection with the Tooling Program,

(xii)	Permitted Inter-Corporate Payments; and

(xiii)	unsecured Indebtedness not otherwise permitted hereunder in an aggregate outstanding principal amount at any time of U.S.$5,000,000.
6.3 Guarantee Obligations. No Credit Party will contract, create, assume or permit to exist any Guarantee Obligations, except (i) for Guarantee Obligations in respect of Indebtedness or other obligations of any Credit Party if such Credit Party could have incurred such Indebtedness or other obligations without violating this Agreement, (ii) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business and (iii) Guarantee Obligations constituting Investments of any Credit Party permitted hereunder.
6.4 Restricted Payments. No Credit Party will declare, pay or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that any Credit Party (i) may declare and pay dividends with respect to its Equity Securities payable solely in additional Equity Securities, (ii) may declare and pay, directly or indirectly, dividends and distributions to any other Credit Party and, provided that no Event of Default has occurred and is continuing and no Default or Event of Default would occur as a result thereof, to Dana International, and any wholly-owned Credit Party may redeem or repurchase its own Equity Securities; provided that Dana Holding shall not redeem or repurchase its own Equity Securities from Dana International if an Event of Default has occurred and is continuing or if a Default or Event of Default would occur as a result thereof, (iii) may make Restricted Payments to any other Credit Party, (iv) may make Permitted Inter-Corporate Payments, and (v) may make Restricted Payments pursuant to and in accordance with stock option plans, profit sharing plans and/or other benefit plans for its management or employees, and as otherwise provided in Section 6.5(iii), provided that the cash payments made by the Credit Parties pursuant to all such stock option plans, profit sharing plans and other compensation benefit plans shall be on a basis consistent with past practices.

6.5 Transactions with Affiliates. No Credit Party will enter into any transaction with any Affiliate, other than on terms and conditions at least as favourable to the Credit Party as would reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except for the following: (i) any transaction between any Credit Party and any other Credit Party; (ii) any transaction individually or of a type expressly permitted pursuant to the terms of the Loan Documents; (iii) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the relevant Board of Directors; (iv) transactions (including transfer pricing arrangements) in existence, or of a type in existence, on the Effective Date or (v) any payment or reimbursement of reasonable costs and expenses incurred by an Affiliate of a Credit Party on behalf of or for the account of any Credit Party and shared or reasonably allocated overhead and other analogous costs and expenses.
6.6 Investments. No Credit Party will make or hold any Investment in any Person, except for the following: (i) (A) ownership by the Credit Parties of the capital stock of each of the Subsidiaries listed on Schedule 6.6 and (B) other Investments existing on the Effective Date; (ii) Investments in Cash Equivalents; (iii) advances and loans existing on the Effective Date among the Credit Parties and their Subsidiaries and Dana Corporation and its Subsidiaries (including any refinancings or extensions thereof but excluding any increases thereof or any further advances of any kind in connection therewith other than Permitted Inter-Corporate Payments); (iv) Investments (including intercompany loans or advances) made on or after the Effective Date by any Credit Party to or in any other Credit Party; (v) Investments (A) received in satisfaction or partial satisfaction thereof from financially troubled account debtors or in connection with the settlement of delinquent accounts and disputes with customers and suppliers, or (B) received in settlement of debts created in the ordinary course of business and owing to any Credit Party or any Subsidiary thereof or in satisfaction of judgments; (vi) Investments (A) in the form of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with current market practices, (B) in the form of extensions of trade credit in the ordinary course of business, or (C) in the form of prepaid expenses and deposits to other Persons in the ordinary course of business; (vii) Investments made in any Person to the extent such Investment represents the non-cash portion of consideration received for an asset sale permitted under the terms of the Loan Documents; (viii) loans or advance to directors, officers and employees for bona fide business purposes and in the ordinary course of business in an aggregate principal amount not to exceed U.S.$5,000,000 at any time outstanding; (ix) Investments constituting Guarantee Obligations permitted pursuant to Section 6.3(i) or (ii); (x) Permitted Acquisitions in an amount not to exceed U.S.$10,000,000 in the case of the Credit Parties during any Fiscal Year; (xi) Permitted Inter-Corporate Payments; (xii) Investments in connection with the Tooling Program in an aggregate amount (together with any Investments in connection with the Tooling Program permitted under sub-clause (i)(B) above) not in excess of U.S.$10,000,000; and (xiii) additional net Investments by Credit Parties in Foreign Subsidiaries (A) in an aggregate amount (net of returns of capital, and interest, dividends or other yield, on all Investments by the Credit Parties in Foreign Subsidiaries) not to exceed U.S. $10,000,000 at any time outstanding and (B) to the extent that Letters of Credit are permitted to be issued hereunder to provide credit support for third party Indebtedness of Foreign Subsidiaries; and (xiv) other Investments to the extent not permitted pursuant to any other subpart of this Section (net of returned capital, and interest, dividends, or other yield, on all Investments made pursuant to this clause) in an amount not to exceed U.S.$5,000,000 in any Fiscal Year.
6.7 Disposition of Assets. No Credit Party will sell or otherwise dispose of any assets (including, without limitation, the capital stock of any Subsidiary) except for:
     (a) proposed divestures publicly disclosed at least three days prior to the Effective Date or otherwise disclosed to the Administrative Agent and the Lenders at least three days prior to the Effective Date:

     (b) sales, leases or transfers of property by any Credit Party to any Credit Party or a Subsidiary thereof or any third party in connection with the asset recovery program to be established with GOIndustries;
     (c) (x) sales of inventory or obsolete or worn-out property by any Credit Party in the ordinary course of business and (y) sales, leases or transfers of property by any Credit Party to any Credit Party;
     (d) the sale, lease, transfer or other disposition of any assets by any Credit Party to any other Credit Party;
     (e) sales, transfers or other dispositions of assets in connection with the Tooling Program;
     (f) any Permitted Inter-Company Payment;
     (g) other sales, transfers or other dispositions in an aggregate amount not to exceed $500,000 in any Fiscal Year;
     (h) any sale, lease, transfer or other disposition made in connection with any Investment permitted under Section 6.6;
     (i) licenses, sublicenses or similar transactions of intellectual property in the ordinary course of business and the abandonment of intellectual property deemed no longer useful; and
     (j) any other sale, transfer, conveyance, assignment or other disposition by any such Credit Party of any of its properties or other assets for fair value at the time of such disposition (as reasonably determined by the Borrower); provided that
(i)	not less than 75% of the consideration is cash;

(ii)	the fair value of all such assets disposed of in any Fiscal Year does not exceed an amount equal to $10,000,000;

(iii)	the Borrower shall deliver to the Administrative Agent for the Administrative Agent’s prior approval, at least 10 Business Days (or such shorter period as the Administrative Agent may agree) prior to the date when the agreement to dispose of such assets is to be entered into (the “Contract Date”), a Borrowing Base Report adjusted to reflect such disposition on a pro forma basis;

(iv)	no Event of Default shall have occurred and be continuing on the Contract Date;

(v)	either (A) the date of disposition of such properties or other assets (the “Completion Date”) shall occur on or within ninety (90) days of the Contract Date and no Financial Event of Default shall have occurred during the period between the Contract Date and the Completion Date, which remains outstanding on the Completion Date or (B) the Completion Date shall occur more than ninety (90) days after the Contract Date and no Event of Default (whether or not a Financial Event of Default) shall have occurred during the period between the Contract Date and the Completion Date, which remains outstanding on the Completion Date;

(vi)	such Credit Party shall deliver to the Administrative Agent, at least 10 Business Days prior to the Completion Date, a written request for release describing the properties and/or assets being disposed of, and the terms of the disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Administrative Agent and a certificate of such Credit Party to the effect that the disposition is in compliance with the Loan Documents and as to such other matters as the Administrative Agent may reasonably request; and

(vii)	all fees, costs and expenses incurred by the Administrative Agent in connection with this Section 6.7 shall be paid by the Borrower on demand.
6.8 Fundamental Changes.
     (a) No Credit Party will merge into or amalgamate or consolidate with any Person or permit any Person to merge into or amalgamate or consolidate with it, or dissolve or liquidate, except for (i) mergers, amalgamations or consolidations constituting permitted Investments under Section 6.6 or asset dispositions permitted pursuant to Section 6.7, (ii) mergers, amalgamations, consolidations, liquidations or dissolutions by any Credit Party with or into any other Credit Party; provided that, in the case of any such merger, amalgamation or consolidation (x) to which the Borrower is a party, the Person formed by such merger, amalgamation or consolidation shall be the Borrower and (y) to which a Credit Party (other than the Borrower) is a party, the Person formed by such merger or consolidation shall be a Credit Party on the same terms; and (iii) the dissolution, liquidation or winding up of any Credit Party other than the Borrower; provided that such dissolution, liquidation or winding up would not reasonably be expected to have a Material Adverse Effect and the assets of the Person so dissolved, liquidated or wound-up are distributed to the Borrower or to another Credit Party; provided that any amalgamation pursuant to Section 6.8(a)(i) shall not be permitted unless permitted by Section 6.6 and unless the amalgamated corporation confirms to the Administrative Agent in writing that the amalgamated corporation is liable, by operation of law or otherwise, for the obligations of the amalgamating corporations under this Agreement and the other Loan Documents.
     (b) No Credit Party will engage to any material extent in any material business other than businesses of the type conducted by the Credit Parties and their Subsidiaries on the Effective Date and businesses reasonably related thereto.
6.9 Hedge Agreements. No Credit Party will enter into any Hedge Agreement, except (a) in the ordinary course of business to protect against fluctuations in interest rates, foreign exchange rates and commodity prices, (b) not for speculative purposes and (c) any investments made by a Pension Plan in Hedge Agreements consistent with the Pension Plan’s investment policy.
6.10 Restrictive Agreements. No Credit Party will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party to create, incur or permit to exist any Lien upon any of its property or assets, (b) the ability of any Credit Party to pay dividends or other distributions with respect to any Equity Securities or with respect to, or measured by, its profits or to make or repay loans or advances to the Credit Parties or to incur Guarantee Obligations in respect of any Indebtedness of any other Credit Party, (c) the ability of any Credit Party to make any loan or advance to any Credit Party, or (d) the ability of any Credit Party to sell, lease or transfer any of its property to any Credit Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law or by this Agreement, (ii) the foregoing shall not apply to restrictions and condition existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other ordinary course contracts restricting the assignment thereof.
6.11 [ Reserved ]
6.12 Sales and Leasebacks. No Credit Party will enter into any arrangement, directly or indirectly, with any Person (other than another Credit Party) whereby the Credit Party shall sell or transfer any property, whether now owned or hereafter acquired, and whereby the Credit Party shall then or thereafter rent or lease as lessee such property or any part thereof which the Credit Party intends to use for substantially the same purpose or purposes as the property sold or transferred.
6.13 Pension Plan Compliance. No Credit Party will (a) terminate any Pension Plan in a manner, or take any other action with respect to any Pension Plan, which could reasonably be expected to result in any material liability of the Credit Party, except where such termination or other actions in respect to any Pension Plan could not reasonably be expected to have a Material Adverse Effect, (b) fail to make full payment when due of all amounts which, under the provisions of any Pension Plan, agreement relating thereto or Applicable Law, the Credit Party is required to pay as contributions thereto, except where the failure to make such payments could not reasonably be expected to have a Material Adverse Effect, (c) permit to exist any accumulated funding deficiency, whether or not waived, with respect to any Pension Plan (other than a Pension Plan which is a “multi-employer pension plan” to which a Credit Party contributes pursuant to collective agreement) in an amount which could reasonably be expected to cause a Material Adverse Effect. Schedule 3.10 sets forth the surplus/unfunded actuarial liability status of all Pension Plans on both a going concern basis and a solvency basis.
6.14 Capital Expenditures. No Credit Party will make Capital Expenditures that would cause the aggregate of all such Capital Expenditures during any Fiscal Year to exceed U.S.$20,000,000; provided that, if for any Fiscal Year, the aggregate amount of all such Capital Expenditures is less than U.S.$20,000,000 (the difference between U.S.$20,000,000 and the amount of such Capital Expenditures in such Fiscal Year being the “Excess Amount”), the Credit Parties shall be entitled to make additional Capital Expenditures in the immediately succeeding Fiscal Year in an amount equal to the Excess Amount, it being understood that the Excess Amount for any Fiscal Year shall be deemed the first amount used in any succeeding Fiscal Year.
6.15 No Amendments to Constating Documents. No Credit Party will amend, modify or terminate any of its constating documents except for amendments or modifications that would not reasonably be expected to materially and adversely affect the interests of the Lenders.
6.16 Accounting Changes. No Credit Party will, and no Credit Party will permit its Subsidiaries to, change their (a) accounting policies or reporting practices, except as required or permitted by GAAP, or (b) Fiscal Year.
ARTICLE 7
EVENTS OF DEFAULT
7.1 Events of Default. If any of the following events (“Events of Default”) shall occur:

     (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) above) payable under this Agreement, when and as the same shall become due and payable and such failure shall continue unremedied for a period of three (3) Business Days;
     (c) any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed to be made;
     (d) any Credit Party shall fail to observe or perform (i) any covenant, condition or agreement contained in Section 5.1 (Financial Statements and Other Information), 5.7 (Use of Proceeds and Letters of Credit), 5.11 (Financial Covenant) or in Article 6 or (ii) any covenant, condition or agreement contained in Article 5 (other than those specified in clause (i) above), and such failure shall continue unremedied for a period of 5 Business Days;
     (e) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (d) above) or any other Loan Document, and such failure shall continue unremedied for a period of 10 days;
     (f) (i) any Credit Party shall fail to make any payment whether of principal, premium or interest, and regardless of amount, in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreements or instruments relating to all such Material Indebtedness; provided that, this Section 7.1(f) shall not apply to any failure by any Credit Party to make any payments in respect of the Dana Notes; or (ii) any other event shall occur or condition shall exist under the agreements or instruments relating to one or more items of Indebtedness of the Credit Parties (excluding Indebtedness outstanding hereunder) that is outstanding in an aggregate principal or notional amount of at least U.S.$5,000,000, and such other event or condition shall continue after the applicable grace period, if any, specified in all such agreements or instruments, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Material Indebtedness or otherwise to cause, or to permit the holder thereof to cause, such Material Indebtedness to mature; or (iii) one or more items of Indebtedness of the Credit Parties (excluding Indebtedness outstanding hereunder) that is outstanding in an aggregate principal or notional amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least U.S.$5,000,000 shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled or required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof;
     (g) the taking of any judicial action by any Person to enforce any payment or non payment under the Dana Notes at any time when any Obligations are outstanding;
     (h) any Credit Party:

(i)	becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement between it and any class of its creditors;

(ii)	commits an act of bankruptcy under the BIA, or makes an assignment of its property for the general benefit of its creditors under the BIA, or makes a proposal (or files a notice of its intention to do so) under the BIA;

(iii)	institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Applicable Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the Companies’ Creditors Arrangement Act (Canada), the U.S. Bankruptcy Code and any applicable corporations legislation) or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv)	applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property; or

(v)	threatens to do any of the foregoing, or takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 7.1(h) or in Section 7.1(i), or otherwise acts in furtherance thereof or, in the case of actions described in Section 7.1(i), fails to act in a timely and appropriate manner in defense thereof,
     (i) any petition is filed, application made or other proceeding instituted against or in respect of any Credit Party:
(i)	seeking to adjudicate it an insolvent;

(ii)	seeking a receiving order against it under the BIA;

(iii)	seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any federal, provincial or foreign Applicable Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the Companies’ Creditors Arrangement Act (Canada) or the U.S. Bankruptcy Code and any applicable corporations legislation) or at common law or in equity; or

(iv)	seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property;
and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 60 days after the institution thereof, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against the Credit Party thereunder in the interim, such grace period will cease to apply, and provided further that if the Credit Party files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;
     (j) any other event occurs which, under the Applicable Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Sections 7.1(h) or (i) (subject to the 60 day grace period);
     (k) one or more final, non-appealable judgments or orders for the payment of money in excess of U.S.$5,000,000 (exclusive of any judgment or order the amounts of which are fully covered by insurance (less any applicable deductible) which is not in dispute) in the aggregate at any time shall be rendered against any Credit Party and enforcement proceedings shall have been commenced by any creditor upon such judgment or order (other than the mere filing of a judgment lien so long as no foreclosure or analogous action in respect thereof shall have been commenced); or;
     (l) one or more nonmonetary judgments or orders shall be rendered against any Credit Party that is reasonably likely to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
     (m) any property of any Credit Party having a fair market value in excess of U.S.$5,000,000 (or its then equivalent in any other currency) in the aggregate is seized (including by way of execution, attachment, garnishment, levy or distraint), or any Lien thereon securing Indebtedness in excess of U.S.$5,000,000 (or its then equivalent in any other currency) is enforced, or such property has become subject to any charging order or equitable execution of a Governmental Authority, or any writ of execution or distress warrant exists in respect of the Borrower, any other Credit Party or the property of any of them, or any sheriff or other Person becomes lawfully entitled by operation of law or otherwise to seize or distrain upon such property and in any case such seizure, enforcement, execution, attachment, garnishment, distraint, charging order or equitable execution, or other seizure or right, continues in effect and is not released or discharged for more than 60 days or such longer period during which entitlement to the use of such property continues with such Credit Party, and such Credit Party is contesting the same in good faith and by appropriate proceedings, provided that if the property is removed from the use of such Credit Party, or is sold, in the interim, such grace period will cease to apply;
     (n) this Agreement, any other Loan Document or any material obligation or other material provision hereof or thereof at any time for any reason terminates or ceases to be in full force and effect and a legally valid, binding and enforceable obligation of any Credit Party, is declared to be void or voidable or is repudiated, or the validity, binding effect, legality or enforceability hereof or thereof is at any time contested by any Credit Party, or any Credit Party denies that it has any or any further liability or obligation hereunder or thereunder or any action or proceeding is commenced by any Credit Party to enjoin or restrain the performance or observance by any Credit Party of any material terms hereof or thereof or to question the validity or enforceability hereof or thereof, or at any time it is unlawful or impossible for any Credit Party to perform any of its material obligations hereunder or thereunder;

     (o) any Lien purported to be created by any Security Document shall cease to be (due to any act or omission of any Credit Party and other than pursuant to the terms of the Loan Documents) a valid, perfected, first priority (subject only to Permitted Senior Liens, and except as otherwise expressly provided in this Agreement or such Security Document) Lien in any material Collateral purported to be covered thereby;
     (p) a Change in Control shall occur;
     (q) (A)(i) any default or breach by Dana Corporation under the U.S. Credit Agreement occurs and is continuing and has not been waived by the appropriate lenders under the U.S. Credit Agreement and (ii) in response to such default or breach, the Agent and or Lenders under the U.S. Credit Agreement, has/have accelerated all or any portion of the indebtedness and liabilities of one or more of the borrowers under the U.S. Credit Agreement, or (B) the commitments under the U.S. Credit Agreement shall have been terminated for any reason, then, and in every such event, and at any time thereafter during the continuance of such event or any other such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind except as set forth earlier in this paragraph, all of which are hereby waived by the Borrower, (iii) apply any amounts outstanding to the credit of the Borrower to repayment of all amounts outstanding under this Agreement, and (iv) declare any or all of the Security Documents to be immediately enforceable.
ARTICLE 8
THE AGENT
8.1 Appointment of Administrative Agent. Each Lender and each Issuing Bank hereby designates Citibank Canada as Administrative Agent to act as herein specified and as specified in the other Loan Documents. Each Lender and each Issuing Bank hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and to perform such duties thereunder as are specifically delegated to or required of the Administrative Agent by the terms thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through its agents or employees.
8.2 Limitation of Duties of Administrative Agent. The Administrative Agent shall have no duties or responsibilities except those expressly set forth with respect to the Administrative Agent in this Agreement and as specified in the other Loan Documents. None of the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have, by reason of this Agreement or the other Loan Documents, a fiduciary relationship in respect of any Lender or any Issuing Bank. Nothing in this Agreement or the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement except as expressly set forth herein. The Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to this

Agreement or the other Loan Documents unless it is requested in writing to do so by the Required Lenders.
8.3 Lack of Reliance on the Administrative Agent.
     (a) Independent Investigation. Independently, and without reliance upon the Administrative Agent, each Lender and each Issuing Bank, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of the Credit Parties, and, except as expressly provided in this Agreement and the other Loan Documents, the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender or any Issuing Bank with any credit or other information with respect thereto, whether coming into its possession before the consummation of the Transactions or at any time or times thereafter.
     (b) Administrative Agent Not Responsible. The Administrative Agent shall not be responsible to any Lender or any Issuing Bank for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the other Loan Documents or the financial condition of the Credit Parties or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the other Loan Documents, or the financial condition of the Credit Parties, or the existence or possible existence of any Default or Event of Default.
8.4 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Lenders or the Required Lenders (as the case may be) with respect to any act or action (including the failure to act) in connection with this Agreement or the other Loan Documents, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received written instructions from the Lenders or the Required Lenders, as applicable, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement and the other Loan Documents in accordance with the instructions of the Required Lenders, or, to the extent required by Section 9.2, all of the Lenders.
8.5 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, electronic mail, cablegram, radiogram, order or other documentary teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
8.6 Indemnification of Administrative Agent. To the extent the Administrative Agent is not reimbursed and indemnified by the Borrower, each Lender will reimburse and indemnify the Administrative Agent, in proportion to its aggregate Applicable Percentage, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.
8.7 The Administrative Agent in its Individual Capacity. With respect to its obligations under this Agreement and the Loans made by it, Citibank Canada, in its capacity as a Lender hereunder, shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties, if any, specified herein; and the terms “Lenders”, “Required Lenders”, “Supermajority Lenders”, and any similar terms shall, unless the context clearly otherwise indicates, include Citibank Canada, in its capacity as a Lender hereunder. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with any Credit Party as if it were not performing the duties, if any, specified herein, and may accept fees and other consideration from any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
8.8 May Treat Lender as Owner. The Borrower, the Administrative Agent and the Issuing Banks may deem and treat each Lender as the owner of the Loans recorded on the Register maintained pursuant to Section 9.4(c) for all purposes hereof until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the owner of a Loan shall be conclusive and binding on any subsequent owner, transferee or assignee of such Loan.
8.9 Successor Administrative Agent.
     (a) Administrative Agent Resignation. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the Issuing Banks and the Borrower. Upon any such resignation or removal, the Required Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Administrative Agent (who shall not be a non-resident of Canada within the meaning of the ITA), subject to the approval of the Borrower, such approval not to be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then, upon five Business Days’ notice to the Borrower, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent (subject to approval of the Borrower, such approval not to be unreasonably withheld), which shall be a financial institution organized under the laws of Canada having total assets of at least Cdn.$2,500,000,000 or having a parent company with total assets of at least Cdn.$2,500,000,000.
     (b) Rights, Powers, etc. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
8.10 No Independent Legal Action by Lenders.
          No Lender may take any independent action to enforce any obligation of the Borrower hereunder. Each Lender hereby acknowledges that, to the extent permitted by Applicable Law, the Security Documents and the remedies provided thereunder to the Lenders are for the benefit of the

Lenders collectively and acting together and not severally, and further acknowledges that each Lender’s rights hereunder and under the Security Documents are to be exercised collectively, not severally, by the Administrative Agent upon the decision of the Required Lenders. Accordingly, notwithstanding any of the provisions contained herein or in the Security Documents, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder, including any declaration of Default hereunder or thereunder, but that any such action shall be taken only by the Administrative Agent with the prior written agreement of the Required Lenders, provided that, notwithstanding the foregoing, in the absence of instructions from the Lenders (or the Required Lenders) and where in the sole opinion of the Administrative Agent the exigencies of the situation so warrant such action, the Administrative Agent may without notice to or consent of the Lenders (or the Required Lenders) take such action on behalf of the Lenders as it deems appropriate or desirable in the interests of the Lenders. Each Lender hereby further covenants and agrees that upon any such written consent being given by the Required Lenders, it shall co-operate fully with the Administrative Agent to the extent requested by the Administrative Agent, and each Lender further covenants and agrees that all proceeds from the realization of or under the Security Documents, to the extent permitted by Applicable Law, are held for the benefit of all of the Lenders and shall be shared among the Lenders ratably in accordance with this Agreement, and each Lender acknowledges that all costs of any such realization (including all amounts for which the Administrative Agent is required to be indemnified under the provisions hereof) shall be shared among the Lenders ratably in accordance with this Agreement. Each Lender covenants and agrees to do all acts and things and to make, execute and deliver all agreements and other instruments, so as to fully carry out the intent and purpose of this Section and each Lender hereby covenants and agrees that it shall not seek, take, accept or receive any security for any of the Secured Obligations, or under any other document, instrument, writing or agreement ancillary hereto or thereto, other than such security as is provided hereunder or thereunder, and that it shall not enter into any agreement with any of the parties hereto or thereto relating in any manner whatsoever to the Credit, unless all of the Lenders shall at the same time obtain the benefit of any such security or agreement, as the case may be.
8.11 Lead Arrangers and Documentation Agents. The Lead Arrangers and Documentation Agents have no duties, liabilities or obligations hereunder.
8.12 Quebec Security. For greater certainty, and without limiting the powers of the Administrative Agent or any other Person acting as an agent or mandatary for the Administrative Agent hereunder or under any of the other Loan Documents, each Credit Party hereby acknowledges that, for purposes of holding any security granted by any Credit Party on property pursuant to the laws of the Province of Quebec to secure obligations of a Credit Party under any debenture, bond or other title of indebtedness issued by a Credit Party, the Administrative Agent shall be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of the Civil Code of Quebec) for all present and future Secured Parties, and in particular for all present and future holders of any debenture, bond or other title of indebtedness issued by a Credit Party. Each Secured Party hereby irrevocably constitutes, to the extent necessary, the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold security granted by any Credit Party in the Province of Quebec to secure the obligations of such Credit Party under any debenture, bond or other title of indebtedness that may be issued by a Credit Party and pledged in favour of the Administrative Agent for the benefit of the Secured Parties. Each assignee of a Lender, Lender Affiliate, or Swap Bank shall be deemed to have confirmed and ratified the constitution of the Administrative Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) by execution of an Assignment and Assumption. Each assignee of an Issuing Bank shall be deemed to have confirmed and ratified the constitution of the Administrative Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) by the execution of the assignment agreement contemplated in Section 2.19(i) hereof. The execution by the Administrative Agent, acting as fondé de pouvoir and mandatary, prior to this Agreement, of any deeds of hypothec or other security documents is hereby ratified and confirmed.

Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), the Administrative Agent may acquire and be the holder of any debenture, bond or other title of indebtedness issued under any deed of hypothec and issue of bonds executed by any Credit Party in favour of the Administrative Agent as fondé de pouvoir. Each Credit Party hereby acknowledges that such debenture or bond constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.
The Administrative Agent, acting as holding of an irrevocable power of attorney (fondé de pouvoir), shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Administrative Agent in the Agreement, which shall apply mutatis mutandis. Without limitation, the provisions of Section 8.9 of this Agreement shall apply mutatis mutandis to the resignation and appointment of a successor Administrative Agent, acting as the holder of an irrevocable power of attorney (fondé de pouvoir).
ARTICLE 9
MISCELLANEOUS
9.1 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile in each case to the addressee, as follows:
(i)	if to the Borrower or any other Credit Party:
DANA CANADA CORPORATION
656 Kerr Street
Oakville, Ontario
L6K 3E4
Attention: President
Facsimile: (905) 849-8942
with a copy to each of:
DANA CORPORATION
4500 Dorr Street
Toledo, Ohio 43615
Attention: General Counsel
and
JONES DAY
222 East 41st Street
New York, New York 10017
Attention: Robert L. Cunningham
Facsimile: (212) 755-7306

and
GOWLING LAFLEUR HENDERSON LLP
Suite 1600
1 First Canadian Place
100 King Street West
Toronto, Ontario
M5X 1G5
Attention: Rod Seyffert
Facsimile: (416) 862-7661
(ii)	if to the Administrative Agent:
CITIBANK CANADA
c/o Citicorp North America, Inc.
388 Greenwich Street
New York, NY 10013
Attention: Hien Nugent
Facsimile: (212) 816-2613
with a copy to:
CITIBANK CANADA
Citibank Place
123 Front Street West, Suite 1700
Toronto, ON M5J 2M3
Attention: Vice President, Legal Department
Facsimile: (416) 947-4123
     (iii) if to any Lender or any Issuing Bank, to it at its address (or facsimile number) set forth opposite its name in the execution page(s) of this Agreement or the applicable Assignment and Assumption Agreement, as the case may be.
     (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communication to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
9.2 Waivers; Amendments; Release; Termination.
     (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.
     (b) Neither this Agreement nor any other Loan Document (or any provision hereof or thereof) may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent or the Supermajority Lenders, as applicable) or by the Borrower and the Administrative Agent with the consent of the Required Lenders (or the Administrative Agent or the Supermajority Lenders, as applicable); and for greater certainty, any such waiver, amendment or modification shall not require any consent or other agreement of any Credit Party other than the Borrower, notwithstanding that any such Credit Party may be a party to this Agreement or any other Loan Document; provided further that no such agreement shall:
(i)	increase the amount or extend the expiry date of any Commitment of any Lender without the prior written consent of each Lender directly affected thereby;

(ii)	reduce the principal amount of any Loan or reduce the rate of interest or any fee applicable to any Loan without the prior written consent of each Lender directly affected thereby;

(iii)	postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable in respect thereof, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment without the prior written consent of each Lender directly affected thereby;

(iv)	change any aspect of this Agreement in a manner that would alter the pro rata sharing of payments required herein without the prior written consent of each Lender directly affected thereby;

(v)	change any of the provisions of this Section 9.2 or the definition of “Required Lenders”, “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the prior written consent of each Lender;

(vi)	waive any Event of Default under Section 7.1(h), (i) or (j) without the prior written consent of each Lender;

(vii)	amend, modify or waive the provisions of Section 5.11 without the consent of the Supermajority Lenders;

(viii)	change the definition of any of “Availability Reserves”, “Borrowing Availability”, “Borrowing Base”, “Eligible Accounts”, “Eligible Equipment”, “Eligible Inventory” or, “Priority Payables”, in each case, without the written consent of the Required Lenders; provided that any change in the definition of

“Borrowing Base” or “Borrowing Availability” that would result in an increase in either the Borrowing Base or Borrowing Availability shall require the written consent of the Supermajority Lenders; or
(ix)	release any Credit Party from any material obligations under the Security Documents and other instruments contemplated by this Agreement, release or discharge any of the Liens arising under the Security Documents, permit the creation of any Liens, other than Permitted Liens, on any of the assets subject to the Liens arising under the Security Documents, lower the priority of any Lien arising under any of the Security Documents, or lower the priority of any payment obligation of any Credit Party under any of the Loan Documents, without the prior written consent of each Lender, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swing Line Lender hereunder, as the case may be, without the prior written consent of the Administrative Agent, such Issuing Bank or the Swing Line Lender (as applicable).
     (c) If:
(i)	in connection with any proposed amendment, modification, waiver or termination:
(A)	requiring the consent of all Lenders, the consent of the Supermajority Lenders is obtained, but the consent of the other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (A) and in clause (B) below being referred to as a “Non Consenting Lender”); or

(B)	requiring the consent of the Supermajority Lenders, the consent of the Required Lenders is obtained, but the consent of the Supermajority Lenders is not obtained, or
(ii)	a Lender is owed any amounts under any of Sections 2.13, 2.14 or 2.15 in a material amount in excess of those being generally charged by the other Lenders (any such Lender who is owed such amounts as described in this clause (A) referred to as an “Owed Lender”, and together with a Non Consenting Lender, the “Replaced Lenders”), then, so long as the Administrative Agent is not a Replaced Lender, at Borrower’s request, the Administrative Agent, or a Person reasonably acceptable to the Administrative Agent, shall have the right, with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation), to purchase from such Replaced Lenders, and such Replaced Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Commitments of such Replaced Lenders for an amount equal to the principal balance of all Loans held by the Replaced Lenders and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption in accordance with this Agreement.
     (d) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Credit Party in accordance with the terms of the Loan Documents (other than sales of Inventory in the ordinary course of business), the Administrative Agent will, at such Credit Party’s expense, execute and deliver to such Credit Party such documents as such Credit Party shall reasonably request to evidence the release of such item of Collateral from the Security Documents; provided, however, that such Credit Party shall have delivered to the Administrative Agent (to the extent not previously delivered under Section 6.7), at least 5 Business Days prior to the date of the proposed release, a written request for release together with a form of release for execution by the Administrative Agent and a certificate of such Credit Party to the effect that the transaction is in compliance with the Loan Documents.
     (e) Upon (i) the payment in full in cash of the Secured Obligations (other than contingent indemnification obligations which are not then due and payable), (ii) the Commitments have been terminated, and (iii) the termination or expiration or cash collateralization of all Letters of Credit, the Liens granted pursuant to the Security Documents shall terminate and all rights to the Collateral shall revert to the applicable Credit Party. Upon any such termination, the Administrative Agent will, at the applicable Credit Party’s expense, execute and deliver to such Credit Party such documents as such Credit Party shall reasonably request to evidence such termination.
9.3 Expenses; Indemnity; Damage Waiver.
     (a) The Credit Parties shall pay (i) all reasonable Out-of-Pocket Expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and, subject to Section 2.15(e) and (g), all applicable Indemnified Taxes, in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents, (ii) all reasonable Out-of-Pocket Expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and, subject to Section 2.15(e) and (g), applicable Indemnified Taxes, in connection with any amendments, modifications or waivers of the provisions hereof or of any of the other Loan Documents, (whether or not the transactions contemplated hereby or thereby shall be consummated), and (iii) all Out-of-Pocket Expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender and all applicable Taxes, in connection with the enforcement or protection of their rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such Out-of-Pocket Expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
     (b) The Credit Parties shall indemnify the Administrative Agent, each Issuing Bank and each Lender, as well as each Related Party and each assignee of any of the foregoing Persons (each such Person and each such assignee being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, cost recovery actions, damages, expenses and liabilities of whatsoever nature or kind and all Out-of-Pocket Expenses and, subject to Section 2.15(e) and (g), all applicable Indemnified Taxes to which any Indemnitee may become subject arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defence with respect thereto arising out of or in connection with (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder, and the consummation of the Transactions or any other transactions thereunder, (ii) any Loan or Letter of Credit or any actual or proposed use of the proceeds therefrom, including any refusal by any Issuing Bank to honour a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party, or any Environmental Liability related in any way to any Credit Party, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, (v) any other aspect of this Agreement and the other Loan Documents, or (vi) the enforcement of any Indemnitee’s rights hereunder and any related investigation, defence, preparation of defence, litigation and enquiries, in each case regardless of whether or not the Transactions are consummated; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or wilful misconduct of or material breach of this Agreement by such Indemnitee.
     (c) To the extent that the Credit Parties fail to pay any amount required to be paid under Sections 9.3 (a) or (b), each Lender severally agrees to pay to the Administrative Agent or the applicable Issuing Bank (as applicable) such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank, in its capacity as such.
     (d) No Credit Party shall assert, and each Credit Party hereby waives (to the fullest extent permitted by Applicable Law), any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document, or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof save and except for the gross negligence or willful misconduct of the Indemnitee.
     (e) Any inspection of any property of any Credit Party made by or through the Administrative Agent or any Lender is for purposes of administration of the Credits only, and no Credit Party is entitled to rely upon the same (whether or not such inspections are at the expense of the Borrower).
     (f) By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Lenders pursuant to the Loan Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Lenders.
     (g) The relationship between the Borrower and the Administrative Agent and the Lenders is, and shall at all times remain, solely that of borrower and lenders. Neither the Administrative Agent nor the Lenders shall under any circumstance be construed to be partners or joint venturers of the Borrower or its Affiliates. Neither the Administrative Agent nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or its Affiliates, or to owe any fiduciary duty to the Borrower or its Affiliates. Neither the Administrative Agent nor the Lenders undertake or assume any responsibility or duty to the Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform the Borrower or its Affiliates of any matter in connection with their property or the operations of the Borrower or its Affiliates. The Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or the Lenders in connection with such matters is solely for the protection of the Administrative Agent and the Lenders, and neither the Borrower nor any other Person is entitled to rely thereon.
     (h) This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the Credit Parties, the Administrative Agent and the Lenders in connection with the

Loans, and is made for the sole benefit of the Credit Parties, the Administrative Agent and the Lenders, and the Administrative Agent’s and each Lender’s successors and assigns, and each Credit Party’s successors and permitted assigns. Except as provided in Sections 9.3(b) and 9.4, no other Person shall have any rights of any nature hereunder or by reason hereof.
     (i) All amounts due under this Section 9.3 shall be payable not later than thirty days after the Indemnitee shall have provided the Borrower with sufficient details of the amounts claimed in writing for the Borrower’s review and consideration.
9.4 Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues Letters of Credit) provided that (i) except as otherwise provided in Section 9.4(b), such successors and assigns of the Lenders are Canadian Resident Lenders, as required under this Section 9.4, (ii) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without (A) the prior written consent of the Lenders or (B) in the case of an assignment or transfer to an Affiliate, the prior consent of the Supermajority Lenders (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues Letters of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or a Lender Affiliate (who is a Canadian Resident Lender), the Borrower and each Lead Arranger must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); (ii) the Borrower’s consent shall not be required with respect to any assignment (including to a Lender or Lender Affiliate) made at any time after the occurrence and during the continuance of an Event of Default, (iii) except in respect of any assignment made at any time during the continuance of an Event of Default, each assignee shall be a Canadian Resident Lender, (iv) except in the case of an assignment to a Lender or a Lender Affiliate, or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Assumption relating to such assignment is delivered to the Administrative Agent) shall not be less than Cdn.$5,000,000 (or, in the case of a U.S. Dollar-denominated Commitment, the U.S. $ Equivalent of Cdn.$5,000,000), unless each of the Borrower and the Administrative Agent otherwise consents in writing and the amount held by each Lender after each such assignment shall not be less than Cdn.$5,000,000 (or, in the case of a U.S. Dollar-denominated Commitment, the U.S.$ Equivalent of Cdn.$5,000,000), unless each of the Borrower and the Administrative Agent otherwise consents in writing, (v) each partial assignment in respect of a Commitment and the related Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Commitment and the related Loans, (vi) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (except in the case of an assignment to a Lender or a Lender Affiliate) a processing and recordation fee of Cdn.$2,000.00, payable by the assigning Lender, and (vii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. The Administrative Agent shall provide the Borrower and each Lender with written notice of any change in (or new) address of a Lender disclosed in an Administrative Questionnaire. Subject to acceptance and recording thereof pursuant to Section 9.4(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, shall have all of the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, and 2.15 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4(e), provided that the same complies otherwise with the requirements therein.
     (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in Toronto, Ontario a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and the amount of the Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Credit Party, any Issuing Bank and any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.4(b) and any written consent to such assignment required by Section 9.4(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.4(d).
     (e) Any Lender may, without notice to the Borrower or the consent of the Borrower, any Issuing Bank or the Administrative Agent, sell participations to one or more Persons (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Credit Parties, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to Section 9.4(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 9.4(b), provided that each Participant shall be subject to all restrictions contained herein in respect of Taxes (including but not limited to the restriction that a Participant must be a Canadian Resident Lender, unless the participation is acquired by the Participant at any time when an Event of Default has occurred and is continuing). To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.
     (f) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent provided that, the foregoing sentence shall not apply where the participation is sold to a Participant at any time when an Event of Default has occurred and is continuing.
     (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or to the Bank of Canada, and Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall (x) release a Lender from any of its obligations hereunder, (y) substitute any such pledgee or assignee for such Lender as a party hereto, or (z) require any Credit Party to make any payment to such pledgee or assignee.
     (h) Any assignment or grant of a participation pursuant to Section 9.4 shall constitute neither a repayment by the Borrower to the assigning or granting Lender of any Loan included therein, nor a new advance of any such Loan to the Borrower by such Lender or by the Assignee or Participant, as the case may be. The parties acknowledge that the Borrower’s obligations hereunder with respect to any such Loans will continue and will not constitute new obligations as a result of such assignment or participation.
9.5 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. Sections 2.13, 2.14, 2.15 and 9.3 shall survive and remain in full force and effect, regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
9.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed original counterpart of a signature page of this Agreement by facsimile or other electronically scanned method of delivery shall be as effective as delivery of a manually executed original counterpart of this Agreement.

9.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
9.8 Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all of the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set off) which such Lender may have.
9.9 Governing Law; Jurisdiction; Consent to Service of Process.
     (a) This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.
     (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Courts of the Province of Ontario, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or any other Loan Document or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in Ontario. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank, or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any other jurisdiction.
     (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 9.9. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any forum non conveniens defence to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.
9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED,

EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
9.12 Confidentiality. Each of the Administrative Agent, each Issuing Bank and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of their Affiliates’, directors, officers, employees, agents and advisors, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any rating agency, regulatory authority or other Governmental Authority, or their legal counsel, or (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under any Loan Document or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any actual or prospective assignee of or Participant (or such assignee’s or Participant’s advisors) in any of its rights or obligations under this Agreement, or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, or (g) with the consent of the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower or any Credit Party relating to the Borrower, any of the Credit Parties, or their respective business, other than Information that is (i) is or becomes publicly available other than as a result of a breach of this Section, (ii) any such Information that is or becomes available to the Administrative Agent, any Issuing Bank, or any Lender on a non-confidential basis prior to disclosure by the Borrower, or (iii) was already in the possession of the Administrative Agent, any Issuing Bank, or any Lender prior to its disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified as confidential in writing at the time of delivery. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
[Remainder of this page intentionally left blank. Signature pages follow.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address:	DANA CANADA CORPORATION, as Borrower and a Credit Party

Attention:
Facsimile No.:	By:	/s/ Paul Teeple

	Name: Title:	Paul Teeple President

S-2

Address:	DANA CANADA HOLDING COMPANY, as a Guarantor and a Credit Party

Attention:	By:	/s/ David J. Watson

Facsimile No.:	Name:	David J. Watson
	Title:	Vice President

By:

Name:
Title:

Address:	DANA CANADA LTD., as a Guarantor and a Credit Party

Attention:	By:	/s/ David J. Watson

Facsimile No.:	Name:	David J. Watson
	Title:	Vice President

By:

Name:
Title:

Address:	DANA CANADA LP , as a Guarantor and a Credit Party

Attention:	By its General Partner,
Facsimile No.:	DANA CANADA LTD.

	By:	/s/ David J. Watson

	Name:	David J. Watson
	Title:	Vice President

By:

Name:
Title:

S-3

Address:	CITIBANK CANADA, as Administrative
Citibank Place	Agent, as Lender, Issuing Bank, Initial
123 Front Street West, Suite 1700	Swing Line Lender and as Lead Arranger
Toronto, ON M5J 2M3
Canada
	By:	/s/ Niyousha Zarinpour

Attention: Vice President, Legal Department Facsimile No.: 416.947.4123	Name: Title:	Niyousha Zarinpour Director Citibank Canada

Address:	JPMORGAN CHASE BANK, N.A., TORONTO
200 Bay Street, Royal Bank Plaza	BRANCH, as Lender, Issuing Bank and as
South Tower, Suite 1800	Lead Arranger
Toronto, ON M5J 2J2
Canada
	By:	/s/ Drew McDonald

Attention:	Name:	Drew McDonald
Facsimile No.:	Title:	Vice President

Address:	BANK OF AMERICA, N.A., CANADA
200 Front Street West	BRANCH, as Lender, Issuing Bank and as Lead
Suite 2500	Arranger
Toronto, ON M5V 3L2
Canada
	By:	/s/ Nelson Lam

Attention:	Name:	Nelson Lam
Facsimile No.:	Title:	Vice President

Address:	WACHOVIA CAPITAL FINANCE CORPORATION (CANADA), as Lender
Attention:
Facsimile No.:	By: Name: Title:	/s/ Niall Hamilton Niall Hamilton Senior Vice President Wachovia Capital Finance Corporation (Canada)

Address:	79 Wellington Street West, Suite 1500 P. O. Box 114, Toronto Dominion Centre Toronto, Ont MSK 1G8	LASALLE BUSINESS CREDIT, A DIVISION OF ABN AMRO BANK N.V., CANADA BRANCH, as Lender
Attention:
Facsimile No.:	(416) 367-7943	By:	/s/ Darcy Mack	/s/ Barry Walsh

		Name:	Darcy Mack	Barry Walsh
		Title:	First Vice President	First Vice President

Address:	CIT BUSINESS CREDIT CANADA INC., as Lender

	By:	/s/ Donald Rogers
Attention: Facsimile No.:	Name: Title:	Donald Rogers Senior Vice President

	By:	/s/ Darryl Lalach, C.A.
Darryl Lalach, C.A.
Treasurer & V.P. Operations